UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Acuity Brands, Inc.

(Name of Registrant as Specified In Its Charter)

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ACUITY BRANDS, INC.
1170 Peachtree Street, NE
Suite 2400
Atlanta, Georgia 30309

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held January 8, 2010

Time:	1:00 p.m. Eastern Time

Date:	January 8, 2010

Place:	Four Seasons Hotel - Ballroom, 75 Fourteenth Street, NE Atlanta, Georgia

Record Date:	Stockholders of record at the close of business on November 16, 2009 are entitled to notice of and to vote at the annual meeting or any adjournments or postponements thereof.

Purpose:	(1) Elect three directors nominated by the Board of Directors for terms that expire at the annual meeting for the 2012 fiscal year;

(2) Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm; and

(3) Consider and act upon such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Stockholders Register:	A list of the stockholders entitled to vote at the annual meeting may be examined during regular business hours at our executive offices, 1170 Peachtree Street, NE, Suite 2400, Atlanta, Georgia, during the ten-day period preceding the meeting.

By order of the Board of Directors,

C. DAN SMITH
Vice President, Treasurer and Secretary

November 23, 2009

YOUR VOTE IS IMPORTANT

IF YOU ARE A STOCKHOLDER OF RECORD, YOU CAN VOTE YOUR SHARES BY THE INTERNET, BY TELEPHONE OR BY MAIL. IF YOU WISH TO VOTE BY THE INTERNET OR BY TELEPHONE, PLEASE FOLLOW THE INSTRUCTIONS PROVIDED ON YOUR PROXY CARD. IF YOU WISH TO VOTE BY MAIL, PLEASE DATE, SIGN, AND MAIL THE ENCLOSED PROXY CARD. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES IN THE ACCOMPANYING ENVELOPE.

WE ENCOURAGE YOU TO VOTE BY ONE OF THESE METHODS, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON.

ACUITY BRANDS, INC.
1170 Peachtree Street, NE
Suite 2400
Atlanta, Georgia 30309

PROXY STATEMENT

The Board of Directors (the “Board”) of Acuity Brands, Inc. (“we,” “our,” “us,” the “Company,” or “Acuity Brands”) is furnishing this information in connection with the solicitation of proxies for the annual meeting of stockholders to be held on January 8, 2010. We have enclosed with this proxy statement a proxy and a copy of the Company’s annual report to stockholders, which includes the annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) for the fiscal year ended August 31, 2009. We expect to begin mailing this proxy statement and the enclosed proxy on November 23, 2009.

All properly executed written proxies, and all properly completed proxies submitted by telephone or the Internet, that are delivered pursuant to this solicitation will be voted at the meeting in accordance with directions given in the proxy, unless the proxy is revoked prior to completion of voting at the meeting.

Only owners of record of shares of common stock of the Company at the close of business on November 16, 2009, the record date, are entitled to vote at the meeting, or at any adjournments or postponements of the meeting. Each owner of record on the record date is entitled to one vote for each share of common stock held. There were 43,266,581 shares of common stock issued and outstanding on the record date.

QUESTIONS RELATING TO THIS PROXY STATEMENT

What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated three of our officers as proxies for the 2009 Annual Meeting of Stockholders. These officers are Vernon J. Nagel, Richard K. Reece and C. Dan Smith.

What is a proxy statement?

It is a document that SEC regulations require us to give you when we ask you to sign a proxy card designating Vernon J. Nagel, Richard K. Reece and C. Dan Smith as proxies to vote on your behalf.

What is the difference between a stockholder of record and a stockholder who holds stock in street name?

If your shares are registered in your name with our transfer agent, The Bank of New York Mellon, you are a stockholder of record. If your shares are held in the name of your broker or bank, your shares are held in street name.

What is the record date and what does it mean?

November 16, 2009 is the record date for the annual meeting to be held on January 8, 2010. The record date is established by the Board as required by the Delaware General Corporation Law (“Delaware Law”). Owners of record of our common stock at the close of business on the record date are entitled to receive notice of the meeting and vote at the meeting and any adjournments or postponements of the meeting.

How do I vote as a stockholder of record?

As a stockholder of record, you may vote by one of the four methods described below:

By the Internet.  You may give your voting instructions by the Internet as described on the enclosed proxy card. This method is also available to stockholders who hold shares in the BuyDirect Plan, in the Employee Stock Purchase Plan, or in a 401(k) plan sponsored by us. The Internet voting procedure is designed to verify the voting authority of stockholders. You will be able to vote your shares by the Internet and confirm that your vote has been properly recorded. Please see your proxy card for specific instructions.

By Telephone.  You may give your voting instructions using the toll-free number listed on the enclosed proxy card. This method is also available to stockholders who hold shares in the BuyDirect Plan, in the Employee Stock Purchase Plan, or in a 401(k) plan sponsored by us. The telephone voting procedure is designed to verify the voting authority of stockholders. The procedure allows you to vote your shares and to confirm that your vote has been properly recorded. Please see your proxy card for specific instructions.

By Mail.  You may sign, date, and mail the enclosed proxy card in the postage-paid envelope provided.

In Person.  You may vote in person at the annual meeting.

How do I vote as a street name stockholder?

If your shares are held through a bank or broker, you should receive information from the bank or broker about your specific voting options. If you have questions about voting your shares, you should contact your bank or broker.

If you wish to vote in person at the annual meeting, you will need to bring a legal proxy to the meeting. You must request a legal proxy through your bank or broker. Please note that if you request a legal proxy, any previously executed proxy will be revoked and your vote will not be counted unless you appear at the meeting and vote in person, or legally appoint another proxy to vote on your behalf.

What if I sign and return the proxy card, but do not provide voting instructions?

Proxies that are properly executed and delivered, and not revoked, will be voted as specified on the proxy card. If no direction is specified on the proxy card, the proxy will be voted for the election of the nominees for director described in this proxy statement and for ratification of the appointment of our independent registered public accounting firm for fiscal year 2010.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the annual meeting. You may do this by:

•	voting again by the Internet or by telephone prior to 11:59 p.m. Eastern Time, on January 7, 2010;
•	giving written notice to our Corporate Secretary that you wish to revoke your proxy and change your vote; or
•	voting in person at the annual meeting.

What is a quorum?

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting, present in person or represented by proxy, is necessary to constitute a quorum. The election inspector appointed for the meeting will tabulate votes cast by proxy and in person at the meeting and determine the presence of a quorum.

Will my shares be voted if I do not sign and return my proxy card, vote by the Internet, vote by telephone or attend the annual meeting and vote in person?

If you are a stockholder of record and you do not sign and return your proxy card, vote by the Internet, vote by telephone or attend the annual meeting and vote in person, your shares will not be voted and will not count in deciding the matters presented for stockholder consideration in this proxy statement.

If your shares are held in “street name” through a bank or broker and you do not provide voting instructions before the annual meeting, your bank or broker may vote your shares on your behalf under certain circumstances. Brokerage firms have the authority under certain rules to vote shares for which their customers do not provide voting instructions on “routine” matters.

The ratification of the appointment of the independent registered public accounting firm is considered a “routine” matter under these rules. Therefore, brokerage firms are allowed to vote their customers’ shares on this matter if the customers do not provide voting instructions. If your brokerage firm votes your shares on this matter because you do not provide voting instructions, your shares will be counted for purposes of establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against the routine matter.

When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” The election of directors is not considered a routine matter.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.

How are abstentions and broker non-votes counted?

Broker non-votes will be considered as present for purposes of establishing a quorum but not entitled to vote with respect to that matter. Because the election of directors is not considered a “routine” matter for stockholder consideration, the brokers will not have discretionary authority to vote the shares and broker non-votes will be counted as a withhold vote with respect to director nominees.

How are votes tabulated?

According to our By-Laws, each of the proposed items will be determined as follows:

Election of Directors:  The election of directors will be determined by a plurality of votes cast.

All other matters:  The voting results of all other matters are determined by a majority of votes cast affirmatively or negatively, except as may otherwise be required by law.

How are proxies solicited and what is the cost?

We will bear all expenses incurred in connection with the solicitation of proxies. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock. Our directors, officers and employees may solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting
to be Held on January 8, 2010

The proxy statement and annual report are available at http://bnymellon.mobular.net/bnymellon/ayi.

QUESTIONS AND ANSWERS ABOUT COMMUNICATIONS,
GOVERNANCE, AND COMPANY DOCUMENTS

The Board takes seriously its responsibility to represent the interests of stockholders and is committed to good corporate governance. To that end, the Board has adopted a number of policies and processes to ensure effective governance of the Board and the Company.

How do I contact the Board of Directors?

Stockholders and other interested parties may communicate directly with the Board or the non-management directors by writing to the Chairman of the Governance Committee and with members of the Audit Committee by writing to the Chairman of the Audit Committee, each in care of Corporate Secretary, Acuity Brands, Inc., 1170 Peachtree Street, NE, Suite 2400, Atlanta, Georgia 30309. All communications will be forwarded promptly.

Where can I see the Company’s corporate documents and SEC filings?

The following governance documents are available on our website at www.acuitybrands.com under “Corporate Governance.”

•	Certificate of Incorporation
•	By-Laws
•	Corporate Governance Guidelines
•	Statements of Responsibilities of Committees of the Board (Charters of the Committees)
•	Statement of Rules and Procedures of Committees of the Board
•	Code of Ethics and Business Conduct

Copies of any of these documents will be furnished to any interested party if requested in writing to Corporate Secretary, Acuity Brands, Inc., 1170 Peachtree Street, NE, Suite 2400, Atlanta, Georgia 30309.

Our SEC filings are available on our website under “SEC Filings” and “Section 16 Filings.”

Our proxy materials and annual report are available on our website under “Annual Report/Proxy.”

How are directors nominated?

The Governance Committee, comprised of all of the independent directors, is responsible for recommending to the Board a slate of director nominees for the Board to consider recommending to the stockholders, and for recommending to the Board nominees for appointment to fill a new Board seat or any Board vacancy. To fulfill these responsibilities, the Committee annually assesses the requirements of the Board and makes recommendations to the Board regarding its size, composition, and structure. In determining whether to nominate an incumbent director for reelection, the Governance Committee evaluates each incumbent director’s continued service in light of the current assessment of the Board’s requirements, taking into account factors such as evaluations of the incumbent’s performance. Directors whose terms expire at the next annual meeting undergo peer and self assessment prior to being nominated for reelection.

When the need to fill a new Board seat or vacancy arises, the Committee proceeds by whatever means it deems appropriate to identify a qualified candidate or candidates, which may include engaging an outside search firm. The Committee reviews the qualifications of each candidate, including, but not limited to, the candidate’s experience, judgment, diversity, and skills in such areas as manufacturing and distribution technologies and accounting or financial management. Final candidates are generally interviewed by one or more Committee members. The Committee makes a recommendation to the Board based on its review, the results of interviews with the candidates, and all other available information. The Board makes the final decision on whether to invite a candidate to join the Board. The Board-approved invitation is extended through the Chairman of the Governance Committee and the Chairman of the Board, President, and Chief Executive Officer.

Director Nominations by Stockholders.  The Governance Committee will consider recommendations for director nominees from stockholders made in writing and addressed to the attention of the Chairman of the Governance Committee, c/o Corporate Secretary, Acuity Brands, Inc., 1170 Peachtree Street, NE, Suite 2400, Atlanta, Georgia, 30309. The Governance Committee will consider such recommendations on the same basis as those from other sources. Stockholders making recommendations for director nominees to the Committee should provide the same information required for nominations by stockholders at an annual meeting, as explained below under “Next Annual Meeting—Stockholder Proposals.”

INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES

Board and Committee Membership

The Board has delegated certain functions to the Executive Committee, the Audit Committee, the Compensation Committee, and the Governance Committee. Our Statement of Responsibilities of the Committees of the Board contains each Committee’s charter. For information about where to find the charters, see “Questions and Answers about Communications, Governance, and Company Documents.” The table below sets forth the current membership of each of the committees:

Director	Executive	Audit	Compensation	Governance

Vernon J. Nagel	Chairman	—	—	—
Peter C. Browning	—	—	X	X
John L. Clendenin	—	X	—	X
George C. Guynn	—	X	—	X
Gordon D. Harnett	—	—	X	X
Robert F. McCullough	X	Chairman	—	X
Julia B. North	—	—	X	X
Ray M. Robinson	X	—	Chairman	X
Neil Williams	X	X	—	Chairman

During the fiscal year ended August 31, 2009, the Board met nine times. All directors attended over 80% of the total meetings held by the Board and any committee on which the director served during the fiscal year. We typically expect that each continuing director will attend the annual meeting of stockholders, absent a valid reason. All of the directors serving at the time of last year’s annual meeting attended the meeting.

At each regular quarterly Board meeting, the Board meets without management present. Non-management director sessions are led by the Chairman of the Governance Committee.

The Executive Committee is authorized to perform all of the powers of the full Board, except the power to amend the By-Laws and except as restricted by Delaware Law. The Executive Committee is called upon in very limited circumstances due to reliance on the other standing committees of the Board and the direct involvement of the entire Board in governance matters. The Committee did not meet during the fiscal year.

The Audit Committee is responsible for matters pertaining to our auditing, internal control, and financial reporting, as set forth in the Committee’s report (see “Report of the Audit Committee”) and in its charter. Each member of the Committee is independent under the requirements of the SEC and the Sarbanes-Oxley Act of 2002. In addition, each member of the Committee meets the current independence and financial literacy requirements of the listing standards of the New York Stock Exchange. Each quarter, the Audit Committee meets separately with the independent registered public accounting firm, the internal auditor, and with the chief financial officer and the general counsel of our lighting business, without other management present. The Board has determined that Messrs. Clendenin, Guynn and McCullough satisfy the “audit committee financial expert” criteria adopted by the SEC and that each of them has accounting and related financial management expertise required by the listing standards of the New York Stock Exchange. The Committee held six meetings during the 2009 fiscal year.

The Compensation Committee is responsible for certain matters relating to the evaluation and compensation of the executive officers and non-employee directors, as set forth in its charter. At most regularly scheduled meetings, the Compensation Committee meets privately with an independent compensation consultant without management present. Annually, the Compensation Committee evaluates the performance of the independent consultant in relation to the Committee’s functions and responsibilities. Each member of the Committee is independent under the listing standards of the New York Stock Exchange and is an outside director under Section 162(m) of the Internal Revenue Code (the “Code”) and a non-employee under Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Committee held five meetings during the 2009 fiscal year.

The Governance Committee is responsible for reviewing matters pertaining to the composition, organization, and practices of the Board. The Committee’s responsibilities, as set forth in its charter, include recommending Corporate Governance Guidelines, recommending the Code of Ethics and Business Conduct, a periodic evaluation of the Board in meeting its corporate governance responsibilities, a periodic evaluation of individual directors, and recommending to the full Board a slate of directors for consideration by the stockholders at the annual meeting and candidates to fill a new Board position or any vacancies on the Board as explained in greater detail above under “Questions and Answers about Communications, Governance, and Company Documents.” Each member of the Committee is independent under the listing standards of the New York Stock Exchange. The Committee held four meetings during the 2009 fiscal year.

Compensation Committee Interlocks and Insider Participation

The directors serving on the Compensation Committee of the Board during the fiscal year ended August 31, 2009 were Ray M. Robinson, Chairman, Peter C. Browning, Gordon D. Harnett, and Julia B. North. None of these individuals are or ever have been our officers or employees. During the 2009 fiscal year, none of our executive officers served as a director of any corporation for which any of these individuals served as an executive officer, and there were no other Compensation Committee interlocks with the companies with which these individuals or our other directors are affiliated.

COMPENSATION OF DIRECTORS

Non-Employee Directors

We provide each non-employee director with an annual director fee, which includes meeting fees for a specified number of Board and committee meetings. The program is designed to achieve the following goals:

•	compensation should fairly pay directors for work required for a company of our size and scope;
•	compensation should align directors’ interests with the long-term interests of stockholders; and
•	the structure of the compensation should be simple, transparent, and easy for stockholders to understand.

Annual Director Fees

In fiscal 2009, each non-employee director received an annual director fee in the amount of $130,000, which included the meeting fees for the first five Board meetings and the first five meetings attended for each committee, and an additional fee of $5,000 for serving as chairman of a committee. Non-employee directors received $2,000 for each Board meeting attended in excess of five Board meetings per year and $1,500 for each committee meeting attended in excess of five committee meetings of each committee per year. Fifty percent of the annual director fee, or $65,000, is required to be deferred under the terms of the deferred compensation plan described below, and the remaining fees can be deferred at the election of the director.

Directors who are employees receive no additional compensation for services as a director or as a member of a committee of our Board.

The Board has not approved any changes to non-employee director compensation for fiscal 2010.

Deferred Compensation Plan

Non-employee directors are required to defer one-half of their annual director fee and can elect to defer the remaining portion of the annual director fee and any chairman or meeting fees pursuant to a deferred compensation plan for non-employee directors. The deferred amounts can be invested in deferred stock units to be paid in shares at retirement from the Board or credited to an interest-bearing account to be paid in cash at retirement from the Board. Dividend equivalents on deferred stock units are credited to the interest-bearing account.

Stock Ownership Requirement

Each non-employee director has been subject to a stock ownership requirement that requires the director to attain ownership in Acuity Brands common stock valued at two times the expected annual director fee. For purposes of the ownership requirement, deferred stock units are counted toward the ownership requirement. See “Beneficial Ownership of the Company’s Securities.”

Director Compensation for Fiscal 2009

The following table sets forth information concerning the fiscal 2009 compensation of our non-employee directors:

	Fees Earned	Stock
	or Paid in Cash	Awards	Total
Name	($)(1)	($)(2)(3)	($)(4)

Peter C. Browning	$134,000	$–0–	$134,000
John L. Clendenin	133,500	–0–	133,500
George C. Guynn	132,000	6,667	138,667
Gordon D. Harnett(5)	99,500	4,291	103,791
Robert F. McCullough	140,500	–0–	140,500
Julia B. North	132,500	–0–	132,500
Ray M. Robinson	139,000	–0–	139,000
Neil Williams	142,000	–0–	142,000

(1)	The fees earned in 2009 were paid as follows:

	Paid as Compensation Deferred
	to Stock Units
Name	$	#	Paid in Cash

Peter C. Browning	$65,000	2,200	$69,000
John L. Clendenin	133,500	4,517	–0–
George C. Guynn	65,000	2,200	67,000
Gordon D. Harnett	99,500	3,493	–0–
Robert F. McCullough	65,000	2,200	75,500
Julia B. North	69,000	2,339	63,500
Ray M. Robinson	65,000	2,200	74,000
Neil Williams	65,000	2,200	77,000

(2)	The amount reported in this column includes the dollar amount, without any reduction for risk of forfeiture, recognized for financial statement reporting purposes for fiscal year 2009 for grants of restricted stock to non-employee directors, calculated in accordance with the provisions of SFAS No. 123(R). The award for Mr. Guynn was granted on March 27, 2008. One third of Mr. Guynn’s award vested on March 27, 2009 and the remainder will vest in two additional equal installments on March 27, 2010 and 2011. The award for Mr. Harnett was granted on January 6, 2009 and will vest in three equal installments on January 6, 2010, 2011, and 2012.

(3)	The aggregate number of outstanding stock awards at August 31, 2009 was 304 for Mr. Guynn and 590 for Mr. Harnett. The aggregate numbers of outstanding option awards at August 31, 2009 were 7,260 for Mr. Browning, 21,484 for Mr. Clendenin, 5,445 for Mr. McCullough, 7,260 for Ms. North, 7,568 for Mr. Robinson, and 11,198 for Mr. Williams. Prior to January 2007, we granted the non-employee directors stock options for the purchase of 1,500 shares on the day of the annual meeting. The options vested after one year, are exercisable for ten years and expire at the earlier of ten years from the date of grant or three years following retirement from the Board.

(4)	The only perquisite received by directors is a Company match on charitable contributions. The maximum match in any fiscal year is $5,000 and, therefore, is not required to be included in the table.

(5)	Fees paid to Mr. Harnett reflect a prorated amount of the annual fee, as he joined the Board in January 2009.

BENEFICIAL OWNERSHIP OF THE COMPANY’S SECURITIES

The following table sets forth information concerning beneficial ownership of our common stock as of November 16, 2009, unless otherwise indicated, by each of the directors and nominees for director, by each of the named executive officers, by all directors and executive officers as a group, and by beneficial owners of more than five percent of our common stock.

	Shares of Common	Percent	Share Units Held
	Stock Beneficially	of Shares	in Company
Name	Owned(1)(2)(3)	Outstanding(4)	Plans(5)

Mark A. Black	70,108	*	–0–
Peter C. Browning	8,260	*	16,561
John L. Clendenin	29,247	*	46,160
George C. Guynn	457	*	3,426
Gordon D. Harnett	1,590	*	4,540
John T. Hartman	38,077	*	–0–
Robert F. McCullough	6,445	*	13,756
Vernon J. Nagel	976,290	2.2%	–0–
Julia B. North	8,260	*	21,095
Jeremy M. Quick	66,912	*	–0–
Richard K. Reece	172,062	*	–0–
Ray M. Robinson	8,568	*	26,272
C. Dan Smith	15,610	*	–0–
Neil Williams	22,484	*	22,048
All directors and executive officers as a group (14 persons)	1,424,370	3.2%	153,858
Artisan Partners Limited Partnership(6)	5,443,499	12.6%	N/A
M&G Investment Management Ltd.(7)	3,156,263	7.3%	N/A
Barclays Global Investors, N.A.(8)	3,025,732	7.0%	N/A
T. Rowe Price Associates, Inc.(9)	2,608,350	6.0%	N/A
NFJ Investment Group LLC(10)	2,176,000	5.0%	N/A

*	Represents less than one percent of our common stock.

(1)	Subject to applicable community property laws and, except as otherwise indicated, each beneficial owner has sole voting and investment power with respect to all shares shown.

(2)	Includes shares that may be acquired within 60 days of November 16, 2009 upon the exercise of employee and director stock options, as follows: Mr. Black, 14,584 shares; Mr. Browning, 7,260 shares; Mr. Clendenin, 21,484 shares; Mr. Guynn, 0 shares; Mr. Harnett, 0 shares; Mr. Hartman 22,785 shares; Mr. McCullough, 5,445 shares; Mr. Nagel, 755,698 shares; Ms. North, 7,260 shares; Mr. Quick, 30,669 shares; Mr. Reece, 87,206 shares; Mr. Robinson, 7,568 shares; Mr. Smith, 0 shares; Mr. Williams, 11,198 shares; and all current directors and executive officers as a group, 971,157 shares.

(3)	Includes time-vesting restricted shares granted under our Long-Term Incentive Plan, portions of which vest in December 2009, January 2010, 2011, and 2012, March 2010, 2011, and 2012, April 2010, 2011, 2012, and 2013, September 2010, October 2010, 2011, 2012, and 2013, and November 2010 and 2011. The executives have sole voting power over these restricted shares. Restricted shares are included for the following individuals: Mr. Black 40,475 shares; Mr. Guynn, 304 shares; Mr. Harnett, 590 shares; Mr. Nagel, 120,600 shares; Mr. Quick, 21,862 shares; Mr. Reece, 56,050 shares; Mr. Smith, 10,612 shares; and all executive officers as a group, 250,493 shares.

(4)	Based on aggregate of 43,266,581 shares of Acuity Brands common stock issued and outstanding as of November 16, 2009.

(5)	Includes share units held by non-employee directors in the Nonemployee Directors’ Deferred Compensation Plan and share units held by executive officers in the deferred compensation plan. Share units are considered for purposes of compliance with the Company’s share ownership requirement.

(6)	This information is based on a Form 13F filed with the SEC by Artisan Partners Limited Partnership, 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202, on November 13, 2009 containing information as of September 30, 2009.

(7)	This information is based on a Form 13F filed with the SEC by M & G Investment Management Ltd., Laurence Pountney Hill, London, UK, on October 29, 2009 containing information as of September 30, 2009.

(8)	This information is based on a Form 13F filed with the SEC by Barclays Global Investors, N.A., 400 Howard Street, San Francisco, California 94105, on November 12, 2009 containing information as of September 30, 2009.

(9)	This information is based on a Form 13F filed with the SEC by T. Rowe Price Associates, Inc., 100 East Pratt Street, Baltimore, Maryland 21202, on November 13, 2009 containing information as of September 30, 2009.

(10)	This information is based on a Form 13F filed with the SEC by NFJ Investment Group LLC, 2100 Rose Avenue, Suite 700, Dallas, Texas 75201, on November 12, 2009 containing information as of September 30, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Directors, officers and persons who beneficially own more than 10% of our common stock are required by Section 16(a) of the Exchange Act to file reports of ownership and changes in ownership of our common stock with the SEC, the New York Stock Exchange, and us. All filings were timely in fiscal 2009, except that Forms 4 for Messrs. Quick and Reece were filed late to report a restricted stock vesting in December 2008 due to an administrative error.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

There is no family relationship between any of our executive officers or directors, and there are no arrangements or understandings between any of our executive officers or directors and any other person pursuant to which any of them was elected an officer or director, other than arrangements or understandings with our directors or officers acting solely in their capacities as such. Generally, our executive officers are elected annually and serve at the pleasure of our Board.

We have transactions in the ordinary course of business with unaffiliated corporations and institutions, or their subsidiaries, for which certain of our non-employee directors serve as directors. None of our directors serve as executive officers of those companies.

Identifying possible related party transactions involves the following procedures in addition to the completion and review of the customary directors and officers questionnaires. We annually request each director to verify and update the following information:

•	a list of entities where the director is an employee, director, or executive officer;
•	each entity where an immediate family member of a director is an executive officer;
•	each entity in which the director or an immediate family member is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest; and
•	each charitable or non-profit organization where the director or an immediate family member is an employee, executive officer, director or trustee.

We compile a list of all such persons and entities and it has been reviewed and updated, we distribute it within the Company to identify potential transactions through comparison to ongoing transactions, along with payment and receipt information. Transactions are compiled for each person and entity and reviewed for relevancy. Relevant information, if any, is presented to the Board to obtain approval or ratification of the transactions.

In addition, under our Code of Ethics and Business Conduct, all transactions involving a conflict of interest, including related party transactions, are generally prohibited. The Code of Ethics requires directors and employees to disclose in writing any beneficial interest they may have in any firm seeking to do business with us or any relationship with any person who might benefit from such a transaction. In certain limited circumstances, our Audit

Committee may grant a written waiver for certain activities, relationships or situations that would otherwise violate the Code of Ethics, after the director or employee has disclosed in writing to the Audit Committee all relevant facts and information concerning the matter.

Pursuant to our Corporate Governance Guidelines and Statement of Responsibilities of Committees of the Board, the Governance Committee annually reviews the qualifications of directors, including any other public company boards on which each director serves. Directors must advise the Chairman of the Board prior to accepting membership on any other public company board.

Management also follows additional procedures to identify related party transactions. These procedures are not evidenced in writing, but are carried out annually at the direction of the Governance Committee in connection with evaluating directors and director nominees.

With respect to those companies having common non-employee directors with us, management believes the directors had no direct or indirect material interest in transactions in which we engaged with those companies during the fiscal year.

PROPOSALS REQUIRING YOUR VOTE

ITEM 1—ELECTION OF DIRECTORS

The Board is responsible for supervising the management of the Company. The Board has determined that all of its current members, except Vernon J. Nagel, the Chairman, President, and Chief Executive Officer, have no material relationship with the Company, and are therefore independent, based on the listing standards of the New York Stock Exchange, the categorical standards set forth in the Governance Guidelines (available on our website at www.acuitybrands.com under “Corporate Governance” and attached as Appendix A), and a finding of no other material relationships.

The members of the Board are divided into three classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders for the year in which the term for their class expires. Our By-Laws provide that the number of directors constituting the Board shall be determined from time to time by the Board. Currently, the number of directors constituting the Board is fixed at nine.

The terms for three of our directors, George C. Guynn, Vernon J. Nagel, and Julia B. North, expire at this annual meeting. Messrs. Guynn and Nagel and Ms. North have been nominated for re-election at the annual meeting. If elected, Messrs. Guynn and Nagel and Ms. North will hold office for three-year terms expiring at the annual meeting for fiscal year 2012 or until their successors are elected and qualified.

The persons named in the accompanying proxy, or their substitutes, will vote for the election of the nominees listed hereafter, except to the extent authority to vote for any or all of the nominees is withheld. No proposed nominee is being elected pursuant to any arrangement or understanding between the nominee and any other person or persons. All nominees have consented to stand for election at this meeting. If any of the nominees become unable or unwilling to serve, the persons named as proxies in the accompanying proxy, or their substitutes, shall have full discretion and authority to vote or refrain from voting for any substitute nominees in accordance with their judgment.

Director Nominees for Terms Expiring at the 2012 Annual Meeting

All of the director nominees listed below are currently directors of the Company. Following is a brief summary of each director nominee’s business experience, other public company directorships held, and membership on the standing committees of the Board of the Company, if applicable.

Name and Principal Business Affiliations

GEORGE C. GUYNN

•	66 years old
•	Director since March 2008
•	President and Chief Executive Officer of the Federal Reserve Bank of Atlanta from 1995 through 2006 and Chief Operating Officer from 1983 through 2005
•	Director: Genuine Parts Company and Oxford Industries, Inc.
•	Trustee: Ridgeworth Investments
•	Advisory Board member of ING Americas
•	Member of the Audit and Governance Committees of the Board
•	If elected, three-year term expires at the Annual Meeting for Fiscal Year 2012

VERNON J. NAGEL

•	52 years old
•	Director since January 2004
•	Chairman and Chief Executive Officer of the Company since September 2004
•	President since August 2005
•	Vice Chairman and Chief Financial Officer from January 2004 through August 2004, and Executive Vice President and Chief Financial Officer from December 2001 to January 2004
•	Certified Public Accountant (inactive)
•	Serves on the Governance Board of the National Electrical Manufacturers Association
•	Chairman of the Executive Committee of the Board
•	If elected, three-year term expires at the Annual Meeting for Fiscal Year 2012

Name and Principal Business Affiliations

JULIA B. NORTH

•	62 years old
•	Director since June 2002
•	President and Chief Executive Officer of VSI Enterprises, Inc., a Georgia-based manufacturer of video conferencing systems, from November 1997 to July 1999
•	Held various positions at BellSouth Corporation from 1972 through October 1997, most recently as President, Consumer Services, presiding over BellSouth’s largest business unit
•	Director: Community Health Systems, Inc. and NTELOS Holding Corp.
•	Member of the Compensation and Governance Committees of the Board
•	If elected, three-year term expires at the Annual Meeting for Fiscal Year 2012

The Board of Directors recommends that you vote FOR the three director nominees.

Directors with Terms Expiring at the 2010 or 2011 Annual Meetings

The directors listed below will continue in office for the remainder of their terms in accordance with our By-Laws.

Name and Principal Business Affiliations

PETER C. BROWNING

•	68 years old
•	Director since December 2001
•	Lead Director of Nucor Corporation since 2006
•	Non-executive Chairman of Nucor Corporation from September 2000 to 2006
•	Dean of the McColl Graduate School of Business at Queens University of Charlotte, North Carolina, from March 2002 to May 2005
•	Executive of Sonoco Products Company 1993 to 2000. Last served as President and Chief Executive Officer from 1998 to July 2000
•	Director: EnPro Industries, Inc., Lowe’s Companies, Inc., Nucor Corporation, and The Phoenix Companies, Inc,
•	Member of the Compensation and Governance Committees of the Board
•	Term expires at the Annual Meeting for Fiscal Year 2011

JOHN L. CLENDENIN

•	75 years old
•	Director since December 2001
•	Chairman Emeritus of BellSouth Corporation since December 1997; also served as Chairman from December 1996 to December 1997 and as Chairman, President, and Chief Executive Officer from 1983 until December 1996
•	Director: Powerwave Technologies, Inc.
•	Member of the Audit and Governance Committees of the Board
•	Term expires at the Annual Meeting for Fiscal Year 2011

GORDON D. HARNETT

•	66 years old
•	Director since January 2009
•	Chairman, President and Chief Executive Officer of Brush Engineered Materials Inc. from 1991 until May 2006
•	Senior Vice President of The B.F. Goodrich Company (“Goodrich”) from 1988 to 1991; President and Chief Executive Officer of Tremco Inc., a wholly owned subsidiary of Goodrich, from 1982 to 1988; series of senior executive positions with Goodrich from 1977 to 1982
•	Director: EnPro Industries, Inc., The Lubrizol Corporation, and PolyOne Corporation
•	Member of the Compensation and Governance Committees of the Board
•	Term expires at the Annual Meeting for Fiscal Year 2010

Name and Principal Business Affiliations

ROBERT F. McCULLOUGH

•	67 years old
•	Director since March 2003
•	Former Chief Financial Officer of Invesco Ltd. (formerly AMVESCAP PLC), from April 1996 to May 2004, and Senior Partner from May 2004 until he retired in December 2006
•	Joined the New York audit staff of Arthur Andersen LLP in 1964, served as Partner from 1972 until 1996, and served as Managing Partner in Atlanta from 1987 until April 1996
•	Certified Public Accountant
•	Member of the American Institute of Certified Public Accountants and the Georgia Society of Certified Public Accountants
•	Director: Schweitzer-Mauduit International, Inc.
•	Chairman of the Audit Committee and a member of the Executive and Governance Committees of the Board
•	Term expires at the Annual Meeting for Fiscal Year 2010

RAY M. ROBINSON

•	61 years old
•	Director since December 2001
•	Non-executive Chairman of Citizens Trust Bank since May 2003
•	President of Atlanta’s East Lake Golf Club from May 2003 to December 2005, and President Emeritus since December 2005
•	Vice Chairman of Atlanta’s East Lake Community Foundation since January 2005 and Chairman from November 2003 until January 2005
•	President of the Southern Region of AT&T Corporation from 1996 to May 2003
•	Director: Aaron’s Inc., American Airlines, Avnet, Inc., and Citizens Trust Bank (trading as Citizens Bancshares)
•	Chairman of the Compensation Committee and a member of the Executive and Governance Committees of the Board
•	Term expires at the Annual Meeting for Fiscal Year 2011

NEIL WILLIAMS

•	73 years old
•	Director since December 2001
•	General Counsel of Invesco Ltd. (formerly AMVESCAP PLC), from October 1999 until his retirement in December 2002
•	Partner with the law firm Alston & Bird LLP and its predecessors from 1965 to October 1999 and served as managing partner from 1984 to 1996
•	Vice Chairman and Trustee of The Duke Endowment, Charlotte, North Carolina
•	Non-Executive Chairman and Director of Invesco Mortgage Capital, Inc.
•	Chairman of the Governance Committee and a member of the Executive and Audit Committees of the Board
•	Term expires at the Annual Meeting for Fiscal Year 2010

ITEM 2—RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the annual meeting, a proposal will be presented to ratify the appointment of Ernst & Young LLP (“E&Y”) as the independent registered public accounting firm to audit our financial statements for the fiscal year ending August 31, 2010. E&Y has performed this function for us since 2002. One or more representatives of E&Y are expected to be present at the annual meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate stockholder questions. Information regarding fees paid to E&Y during fiscal year 2009 is set out below in “Fees Billed by Independent Registered Public Accounting Firm.”

The Board of Directors recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee and the Board of Directors previously adopted a written charter to set forth the Audit Committee’s responsibilities. The charter is reviewed annually and amended as necessary to comply with new regulatory requirements. A copy of the Audit Committee charter, which is included in the Statement of Responsibilities of Committees of the Board, is available on the Company’s website at www.acuitybrands.com under the heading, “Corporate Governance.” The Audit Committee is comprised solely of independent directors, as such term is defined by the listing standards of the New York Stock Exchange.

As required by the charter, the Audit Committee reviewed the Company’s audited financial statements and met with management, as well as with E&Y (with and without management present), to (1) discuss the financial statements, (2) discuss their evaluations of the Company’s internal controls over financial reporting, and (3) discuss their knowledge of any fraud, whether or not material, that involved management or other employees who had a significant role in the Company’s internal controls.

The Audit Committee received from E&Y the required written disclosures and the letter from E&Y regarding their independence and the report regarding the results of their integrated audit. In connection with its review of the financial statements and the auditors’ required communications and reports, the members of the Audit Committee discussed with a representative of E&Y their independence, as well as the following:

•	the auditors’ responsibilities in accordance with generally accepted auditing standards;
•	the initial selection of, and whether there were any changes in, significant accounting policies or their application;
•	all material alternative accounting treatments under U.S. Generally Accepted Accounting Principles;
•	other information in documents containing audited financial statements;
•	management’s judgments and accounting estimates;
•	whether there were any significant audit adjustments;
•	whether there were any disagreements with management;
•	whether there was any consultation with other accountants;
•	whether there were any major issues discussed with management prior to the auditors’ retention;
•	whether the auditors encountered any difficulties in performing the audit; and
•	the auditors’ judgments about the quality of the Company’s accounting policies.

Based on its discussions with management and the Company’s independent registered public accounting firm referenced above, the Audit Committee did not become aware of any material misstatements or omissions in the financial statements. Accordingly, the Audit Committee recommended to the Board of Directors that the financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2009 for filing with the SEC.

AUDIT COMMITTEE

Robert F. McCullough, Chairman
John L. Clendenin
George C. Guynn
Neil Williams

FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the aggregate fees billed during the fiscal years ended August 31, 2009 and 2008:

	2009	2008

Fees Billed:
Audit Fees	$1,897,331	$1,984,214
Audit-Related Fees	98,609	95,694
Tax Fees	105,505	126,024

Total	$2,101,445	$2,205,932

Audit Fees include fees for services rendered for the audit of our annual financial statements and the review of the interim financial statements included in quarterly reports. Audit fees also include fees associated with rendering an opinion on our internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees include amounts billed to us primarily for the annual audits of our defined contribution plans.

Tax Fees include amounts billed to us primarily for international tax compliance in 2009 and 2008.

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the responsibility to engage and terminate our independent registered public accounting firm, to pre-approve the performance of all audit and permitted non-audit services provided to us by our independent registered public accounting firm in accordance with Section 10A of the Exchange Act, and to review with our independent registered public accounting firm their fees and plans for all auditing services. All fees paid to E&Y were pre-approved by the Audit Committee and there were no instances of waiver of approval requirements or guidelines.

The Audit Committee considered the provision of non-audit services by the independent registered public accounting firm and determined that provision of those services was compatible with maintaining auditor independence.

There were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

EXECUTIVE OFFICERS

Executive officers are elected annually by the Board and serve at the discretion of the Board. Vernon J. Nagel serves as a Director and as an executive officer. His business experience is discussed above in “Item 1—Election of Directors—Director Nominees for Terms Expiring at the 2012 Annual Meeting.”

Other executive officers as of the date of the Proxy Statement are:

Name and Principal Business Affiliations

RICHARD K. REECE
•	53 years old
•	Executive Vice President of the Company since September 2006; Senior Vice President from December 2005 to September 2006; and Chief Financial Officer since December 2005
•	Vice President, Finance and Chief Financial Officer of Belden, Inc. (“Belden”) from April 2002 to November 2005
•	President of Belden’s Communications Division from June 1999 to April 2002
•	Vice-President Finance, Treasurer and Chief Financial Officer of Belden from August 1993 to June 1999
•	Certified Public Accountant
•	Member of the American Institute and the Texas Society of Certified Public Accountants
•	Serves on the Board of the National Association of Manufacturers

MARK A. BLACK
•	48 years old
•	Executive Vice President of Acuity Brands Lighting, Inc. since December 2007
•	Senior Vice President, Acuity Business Systems for Acuity Brands, Inc. from September 2006 until December 2007
•	Independent consultant for ‘Lean’ principles and implementation from September 2003 until August 2006
•	President of CPM, Inc. from December 2000 until August 2003
•	Vice President of Operations and Corporate Officer of WPT Inc. from May 1997 through January 2000

JEREMY M. QUICK
•	51 years old
•	Executive Vice President and Chief Financial Officer of Acuity Brands Lighting, Inc. since December 2004
•	Executive Vice President, Operations Climate Controls of Invensys PLC from December 2002 through December 2004
•	Vice President, Finance, Energy Services Division of Invensys PLC from 1998 through 2002
•	Vice President, Finance, Oldcastle Glass Division of CRH PLC from 1995 through 1998
•	Chartered Accountant (UK)

C. DAN SMITH
•	44 years old
•	Vice President, Treasurer and Secretary of Acuity Brands, Inc. since January 2008
•	Vice President and Treasurer of Acuity Brands, Inc. since December 2001
•	Assistant Treasurer of NSI from 1997 until November 2001
•	Serves on the Board of the Jim H. McClung Lighting Research Foundation

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement for fiscal 2009 for filing with the SEC.

The Compensation Committee

Ray M. Robinson, Chairman
Peter C. Browning
Gordon D. Harnett
Julia B. North

COMPENSATION DISCUSSION AND ANALYSIS

This section of the proxy statement describes the material elements of the fiscal 2009 compensation program for the executive officers named in the Summary Compensation Table, who are called the named executive officers. This section also includes information about the business environment in which we were operating during fiscal 2009, our executive compensation philosophy, the overall objectives of our compensation program and each element of compensation that we provide. It also describes the key factors the Compensation Committee considered in determining fiscal 2009 compensation for the named executive officers.

For fiscal 2009, our named executive officers are:

•	Vernon J. Nagel, Chairman, President and Chief Executive Officer of Acuity Brands, Inc.;
•	Richard K. Reece, Executive Vice President and Chief Financial Officer of Acuity Brands, Inc.;
•	Mark A. Black, Executive Vice President of Acuity Brands Lighting, Inc.;
•	Jeremy M. Quick, Executive Vice President and Chief Financial Officer of Acuity Brands Lighting, Inc.;
•	C. Dan Smith, Vice President, Treasurer, and Secretary of Acuity Brands, Inc.; and
•	John T. Hartman, former Executive Vice President and Chief Commercial Officer of Acuity Brands Lighting, Inc.

Business Environment

Fiscal 2009 has been the most challenging year we have experienced in at least the last 30 years. The precipitous decline in the U.S. and global economies began to accelerate in September 2008, coinciding with the beginning of our 2009 fiscal year. The U.S. continues to experience high unemployment rates and a significant decrease in lending for commercial and industrial real estate projects. For example, construction spending for commercial buildings was down an estimated 30% during the past year, and we experienced a significant and rapid rise in raw materials and component costs that we were unable to pass along through higher selling prices because of both the rapid increase and subsequent decrease of commodity prices combined with the significant decline in market demand for lighting products. Although these severe economic and market conditions negatively impacted our 2009 net sales and earnings, we believe we outperformed our competitors in many of the markets we serve while investing in various areas that allowed us to strengthen our industry-leading position.

Despite the economic environment, we were able to execute on a number of strategic priorities in fiscal 2009 including the continued introduction of new, more energy-efficient products and services, expansion into new markets and important channels, further improvements in productivity, and two acquisitions that strengthened our presence in lighting controls. We introduced over 100 new products in 2009, the most in our company’s long history. We continued our expansion into new markets such as New York City and increased our penetration of important channels such as home improvement which served to offset some of the market decline in certain commercial and industrial markets. We acquired Lighting Control & Design and Sensor Switch, significantly strengthening our presence in the fast-growing lighting controls market.

Our operating profits and margins for the year, after adjusting for the streamlining charges, remained strong, despite the significant decline in net sales, and we generated approximately $93 million in net cash from operating activities. Also, we realized approximately $28 million of cost savings from the fiscal 2009 streamlining efforts and expect to realize an additional $22 million of cost savings from these efforts in fiscal 2010, thereby achieving our target of $50 million in annualized cost savings associated with these efforts.

When looking at our performance over the longer term, we have achieved a five-year annualized total return of 13%, compared to 0% for the S&P 500 over the same period. In addition, the compound annual growth rate of the operating profit for fiscal 2005 through fiscal 2009 was 23%, and of the diluted earnings per share was 39%.

When the Compensation Committee set performance targets under our incentive plans at the beginning of fiscal 2009, they could not have predicted the precipitous decline in economic activity throughout 2009. As a result of the difficult economic environment, performance in fiscal 2009 did not meet our financial objectives set out in the beginning of the year. However, the Compensation Committee determined it was appropriate to recognize the outstanding efforts and great contributions put forth by our associates in delivering strong financial performance given the extreme market conditions and for making significant progress on our strategic initiatives in fiscal 2009.

Compensation Design and Philosophy

The executive compensation program is designed to:

•	Attract and retain executives by providing a competitive reward and recognition program that is driven by our success;
•	Provide rewards to executives who create value for stockholders;
•	Consistently recognize and reward superior performers, measured by achievement of results and demonstration of desired behaviors; and
•	Provide a framework for the fair and consistent administration of pay policies.

We compensate management and other key associates through a combination of base salary and variable incentive compensation, typically based on Company performance. To create a pay-for-performance environment, total compensation is comprised of a base salary, generally targeted to be at median (or lower, as in the case of Mr. Nagel), plus significant at-risk performance-based variable annual and long-term incentive compensation. Our executive compensation program historically has been guided by the following principles, which are intended to support our pay-for-performance philosophy:

•	Total compensation programs should be designed to strengthen the relationship between pay and performance, with a resulting emphasis on variable, rather than fixed, forms of compensation;
•	An appropriate balance should be struck between the focus on achievement of short-term goals and the focus on encouraging long-term growth of the company so as to appropriately balance risk;
•	Compensation should generally increase with position and responsibility, and total compensation should be higher for individuals with greater responsibility and a greater ability to influence the Company’s results, with a corresponding increase in the percentage of total compensation linked to performance; and
•	Management should focus on the long-term interests of all stakeholders, including stockholders.

Going beyond our senior management, we encourage a pay-for-performance philosophy for all of our salaried associates. Each year we put in place an incentive plan for these associates with performance goals that are structured similarly to those for our Annual Incentive Plan.

We aspire to be a premier industrial company capable of delivering long-term upper quartile performance to our stockholders. We define upper quartile performance using specific metrics, including:

•	Annual growth in earnings per share of 15% or greater;
•	Operating profit margins of at least 12%;
•	Return on stockholders’ equity of 20% or better;
•	Generation of cash flow from operations less capital expenditures in excess of net income; and
•	Consistency and sustainability in these measures of performance.

As we believe there should be a strong relationship between executive compensation and the creation of value for stockholders, we structure our incentive compensation arrangements to pay upper quartile compensation for upper quartile performance.

In implementing our compensation philosophy, we emphasize the significant amount of risk factored into the total direct compensation mix (base salary and annual and long-term incentive awards) of our named executive officers with expectations for sustained long-term upper quartile Company performance. This places each executive officer’s total direct compensation opportunity subject to considerable leverage—low fixed pay in the form of base salary and a wide range of possible outcomes with respect to annual and long-term incentive compensation driven by performance. An example of this strategy is the compensation opportunity of our chief executive officer. Mr. Nagel’s base salary has remained at the same level since 2004, which is well down into the lowest quartile of the peer group described below. At the same time, Mr. Nagel’s annual incentive target and long-term incentive award target are structured to provide an opportunity for him to earn total short and long-term compensation at the upper quartile of competitive compensation as compared to the peer group, if targeted levels of performance are achieved.

Because performance-based incentives play a large role in our executive compensation program, we believe that it is important to ensure that these incentives do not result in our executives taking actions that may conflict with our long-term best interests. The Compensation Committee considers risk in designing the compensation program with the goal of appropriately balancing short-term incentives and long-term performance. We address this in several ways.

•	The various financial performance measures that are set under our annual incentive plan and long-term incentive plan are based upon budgeted levels that are reviewed and approved by the board and that we believe are challenging and yet attainable without the need to take inappropriate risks or make material changes to our business or strategy.
•	Awards under the long-term incentive plan are made in the form of equity grants that vest over time. We believe the three and four year vesting of the equity awards mitigates against unnecessary or excessive risk taking.
•	Because the value of the equity awards are best realized through long-term appreciation of stockholder value, especially when coupled with our stock ownership guidelines (described below), we believe this encourages a long-term growth mentality among our executives.

The Compensation Committee has concluded that our executive compensation program does not encourage management to take excessive risks and serves the stockholders’ best interests in our sustained long-term performance by including an appropriate balance of financial performance measures, extended vesting schedules and significant stock ownership requirements.

As described above, as a result of the difficult economic environment, performance in fiscal 2009 did not meet our plans or expectations set out in the beginning of the year. However, the Compensation Committee determined to recognize the outstanding efforts and great dedication put forth by our associates in making significant progress on our strategic initiatives in fiscal 2009 and positioning our Company for continued long-term future growth. The Compensation Committee made special equity grants in April 2009 to certain of our associates to recognize the additional responsibilities assumed as part of our streamlining efforts. In addition, the Compensation Committee made discretionary awards to participants in our incentive compensation plans, as described in more detail below.

Role of Compensation Consultant

Under its charter, the Compensation Committee is authorized to engage outside advisors at our expense. In fiscal 2009, the Compensation Committee engaged the compensation consulting firm of Towers Perrin to advise the Committee regarding compensation of our executive officers, and other compensation-related matters such as benefit plans. The Compensation Committee periodically approves an engagement letter that describes the duties to be performed by the consultant and the related costs. Under the terms of existing engagement letters, Towers Perrin performed the following services for the Compensation Committee, in addition to preparation for and attendance at meetings of the Compensation Committee:

•	Provided market pricing analysis for the chief executive officer;
•	Reviewed the draft proxy statement and provided drafting input and disclosure suggestions; and

•	Throughout the year, provided the Compensation Committee and management with assistance and support on various issues, including data and advice with respect to executive retirement plans and updates related to evolving governance trends.

The chairman of the Compensation Committee may make additional requests of Towers Perrin during the year on behalf of the Committee.

During fiscal year 2009, Towers Perrin provided additional consulting services to us, including ongoing investment advice and performance reporting for the Company’s domestic qualified defined benefit and defined contribution plans. A separate working group within Towers Perrin performs work on our employee benefits plans. The Compensation Committee is regularly informed of the additional consulting work performed by Towers Perrin outside the purview of the engagement letters, and is regularly updated on the corresponding fees paid to Towers Perrin.

Fees billed by Towers Perrin during fiscal year 2009 totaled $103,368, which included $26,268 for consulting services to the Compensation Committee for executive compensation matters and $77,100 for consulting services to the Company for investment advice and performance reporting for the Company’s domestic qualified defined benefit and defined contribution plans.

Market Data

The Compensation Committee annually compares the various elements of our executive compensation program with respect to the chief executive officer in order to gauge compensation levels relative to that of the market and our competitors through the use of publicly available market surveys and total compensation studies and long-term incentive compensation analyses provided by the Compensation Committee’s compensation consultant, Towers Perrin. The Compensation Committee performs similar comparisons for our other executive officers periodically, though it did not perform such a comparison for our other executive officers in fiscal 2009.

During fiscal 2009, Towers Perrin provided compensation data for purposes of the chief executive officer’s compensation review. The compensation data was obtained from the Towers Perrin 2008 Compensation Data Bank Executive Compensation Database and the Watson Wyatt Worldwide’s 2008/2009 Top Management Compensation Calculator. In each case, the total sample of survey participants was narrowed to include only those companies of comparable-size that are representative of the companies with whom Acuity Brands competes for executive talent.

For purposes of analyzing the chief executive officer’s compensation, at the request of the Compensation Committee, Towers Perrin compiled a list of recommended peer companies that would be a representative example of organizations of comparable size and business focus. Towers Perrin developed a list of recommended peer companies based upon an assessment of each company’s annual revenues, market capitalization, one-year and three-year levels of historical profitability, and one-year and three-year levels of historical total shareholder returns. The Compensation Committee reviewed the recommendations of the consultant and approved the list of peer companies. The following list of 19 companies comprising the peer group are selected to represent a diverse, general industry composite including consumer products, industrial manufacturing, and/or wholesale/retail trade companies with size and financial characteristics generally comparable to the Company. For fiscal 2009, the 19 companies making up the peer group included:

Actuant Corporation	MEMC Electronic Materials, Inc.
AK Steel Holding Corporation	Phillips-Van Heusen Corporation
AMETEK Inc.	Ralcorp Holdings, Inc.
Belden Inc.	Roper Industries, Inc.
The Brinks Company	Steelcase, Inc.
Columbia Sportswear Company	Thomas & Betts Corporation
Cooper Industries, Ltd.	The Toro Company
Graco Inc.	Tupperware Brands Corporation
Hubbell Incorporated	Western Digital Corporation
Lincoln Electric Holdings, Inc.

General Compensation Levels

The total direct compensation opportunities offered to our executive officers have been designed to ensure that they have a strong relationship with the creation of long-term value for stockholders, are competitive with market practices, support our executive recruitment and retention objectives, and are internally equitable among executives. The annual and long-term incentive portions of total direct compensation are designed to be performance-based and to provide compensation in excess of base salary only when performance goals are met. In addition, the Compensation Committee retains the discretion to make awards outside of these parameters if it determines that a discretionary award is appropriate based on various performance-related facts and circumstances for the fiscal year.

In determining total direct compensation opportunities, the Compensation Committee considers: compensation information and input, including market data, provided by its compensation consultant, Towers Perrin; the evaluation by the Board of Directors of the chief executive officer; and the chief executive officer’s performance review and recommendation for each other executive officer. The market data provides competitive compensation information for positions of comparable responsibilities with comparably-sized manufacturing companies that are representative of the companies with whom we compete for executive talent.

Weighting and Selection of Elements of Compensation

The Compensation Committee annually determines the mix and weightings of each of the compensation elements by considering comparative compensation data as described above. Base salary is the only portion of compensation that is assured. Generally, in fiscal 2009 and the past several years, the most significant percentage of targeted compensation was allocated to long-term incentive awards. The more senior the executive within the Company, the greater the weight allocated to bonus and long-term incentive awards. This also furthers the appropriate risk balance in encouraging executives to consider our long-term performance. While the Compensation Committee has established a framework to assure that a significant portion of aggregate target total direct compensation is at risk for senior executives, actual amounts earned depend on annual company performance as well as individual performance.

The Compensation Committee uses plan guidelines as well as its judgment and discretion in deciding the mix and value of total long-term incentive compensation. Various types of equity awards, including restricted stock and stock options, are considered to motivate executives to act like stockholders and to focus on the long-term performance of the business. Restricted stock and stock options are designed to mirror stockholder interests and make executives sensitive to upside potential and stockholder gains, as well as to downside risk, because a change in the stock price affects overall compensation.

Long-term incentives historically have been designed as performance-based awards with payout determined by Company performance and subject to adjustment based on individual performance. However, the Compensation Committee retains discretion to make awards for achievement outside of the targets set forth in the incentive plan, as was done in fiscal 2009.

Elements of Executive Compensation

We typically structure our executive compensation program using the following compensation elements:

•	Base salary;
•	Annual cash incentives (such as the annual cash award opportunities available under the various performance-based incentive plans, performance bonuses, and retention bonuses);
•	Performance-based long-term incentives (such as the equity awards made under our Long-Term Incentive Plan);
•	Other long-term incentives; and
•	Post-termination compensation (such as retirement benefits and severance and change in control arrangements).

The compensation program also includes minimal perquisites and other personal benefits (primarily a charitable contribution match in fiscal 2009 for Messrs. Nagel, Quick, and Smith). In addition, named executive officers generally participate in our health and welfare plans on the same basis as other full-time employees.

The objective for each element of compensation is described below.

Element of Compensation	Objective

Base	• Provide a competitive level of secure cash compensation; and
• Reward individual performance, level of experience and responsibility.
Performance-Based	• Provide variable pay opportunity for short-term performance; and
Annual/Short-Term Incentive	• Reward individual performance and Company or subsidiary performance.
Performance-Based	• Provide variable pay opportunity for long-term performance;
Long-Term Incentive	• Reward individual performance and overall Company performance; and
• Align executives with interests of stockholders.
Time Vested Long-Term Incentive	• Reward value added to the Company or subsidiary; and
• Reward individual performance.
Post-termination Compensation	• Encourage long-term retention through pension benefits; and

•   Provide a measure of security against possible employment loss through a change in control or severance agreement in order to encourage the executive to act in the best interests of the Company and stockholders.

Base Salary

The Compensation Committee sets base salary to be competitive with the general market. The base salary is designed to attract talented executives and provide a secure base of cash compensation. Salary adjustments may be made annually as merited or on promotion to a position of increased responsibility. The base salaries of executives generally are set near or below the 50th percentile. For the chief executive officer, the Compensation Committee considers the peer group data described above in determining market levels. For the other executive officers, the Compensation Committee considers publicly-available survey data prepared by various compensation consulting firms to determine market levels.

In accordance with our compensation philosophy, Mr. Nagel’s salary is in the bottom quartile of the peer group and has not been increased since 2004. With respect to the other named executive officers, the Compensation Committee approved base salary increases for fiscal 2009, effective November 1, 2008, as follows: Mr. Reece’s salary was increased to $412,000 from $400,000; Mr. Black’s salary was increased to $320,000 from $300,000; Mr. Quick’s salary was increased to $320,000 from $310,000; and Mr. Smith’s salary was increased to $205,000 from $200,000. The increases were based on individual performance of each executive officer, assumption of additional responsibilities and considerations of internal pay equity among senior management. Mr. Hartman did not receive a base salary increase as his salary had been increased in the prior fiscal year.

In October 2009, the Compensation Committee reviewed and approved base salary increases for fiscal 2010. In light of the current economic environment, increases were approved only to recognize the assumption of additional responsibilities. Effective November 1, 2009, Mr. Black’s salary was increased to $380,000 from $320,000 and Mr. Smith’s salary was increased to $225,000 from $205,000.

Short-Term Incentives

Performance-based annual incentive compensation is a key component of our executive compensation strategy. This element is designed to be a significant at-risk component of overall compensation. Annual incentive awards are made under the Acuity Brands, Inc. 2007 Management Compensation and Incentive Plan (the “Annual Incentive Plan”), which was approved by Acuity Brands’ stockholders at the January 2008 annual meeting. The Annual Incentive Plan is designed to motivate executive officers to attain specific short-term performance objectives that, in turn, further our long-term objectives.

At the start of a fiscal year, an annual incentive target, stated as a percentage of base salary, is determined for each participant. Measures of Company and subsidiary financial performance for the fiscal year are also determined. The actual award earned is based on the results of financial performance for the fiscal year. In addition, for Messrs. Nagel and Reece, the actual award earned is subject to the application of negative discretion by the Compensation Committee. The Committee takes into account individual performance for the fiscal year in applying the negative discretion. The award, if earned, is paid in cash.

Financial Performance—General

Generally, at the beginning of the fiscal year, the Compensation Committee selects the annual financial performance measures and sets the annual financial performance goals at the threshold, target and maximum levels, which determine payouts. For most participants, achieving target financial performance would yield an award of 100% of the target amount set at the beginning of the year, excluding any individual performance factor. However, for Messrs. Nagel and Reece, achieving target financial performance would yield an award of 200% of the target amount, which is then subject to the application of negative discretion by the Compensation Committee. The target and maximum levels are structured this way for certain senior executives to comply with the requirements of Section 162(m) of the Code (see “Tax Deductibility Policy” below). Actual financial performance for the fiscal year determines the total amount of dollars available for the incentive pool for annual incentive awards to all eligible employees, including the named executive officers. Financial performance percentages are interpolated for performance falling between stated performance measures.

When deciding what financial measures to use at the start of a fiscal year, and the threshold, target and maximum levels of achievement of those measures, the Compensation Committee carefully considers the state of our business, including the prevailing economic environment, and what financial measures are most likely to focus the participants, including the named executive officers, on making decisions that deliver short-term results aligned with long-term goals. The Committee considers management’s recommendations regarding the appropriate financial measures. The financial measures are chosen from an array of possible financial measures included in the Annual Incentive Plan.

Financial performance is measured separately for Acuity Brands as a whole and for our subsidiaries, though the Committee considers overall alignment of performance goals to ensure associates are focused on and rewarded for achieving desired results. Depending on the named executive officer’s responsibilities, the calculation of his annual incentive award is measured and determined based on Company-wide performance or subsidiary performance, as appropriate for that named executive officer.

Fiscal 2009 Financial Performance Measures and Weighting

The performance measures and weighting for fiscal 2009 awards were established by the Compensation Committee and ratified by the Board of Directors early in fiscal 2009, based on our expectations for the fiscal year. These measures and weightings are consistent with those selected by the Committee for fiscal 2007 and fiscal 2008.

Company Performance	Subsidiary Performance
Adjusted diluted earnings per share (34)%	Adjusted operating profit (34)%
Adjusted consolidated operating profit margin (33)%	Adjusted operating profit margin (33)%
Adjusted cash flow (33)%	Adjusted cash flow (33%)

For Company performance, adjusted diluted earnings per share is computed by dividing net income by diluted weighted average number of shares and adjusted to exclude (a) the impact from non-cash expenses related to the impairment of assets associated with restructuring and (b) the distortive effect of acquisitions. Adjusted consolidated operating profit margin is calculated as operating profit divided by net sales and adjusted to exclude the impact from the distortive effect of (a) excessive inflation on materials, components, and freight costs, (b) non-cash expenses related to the impairment of assets associated with restructuring, and (c) acquisitions. Adjusted cash flow is calculated as cash flow from operations, less capital expenditures, plus cash received on sale of property of business, plus or minus cash flow from foreign currency fluctuations, and excluding cash used for acquisitions. For subsidiary performance, adjusted operating profit excludes the effect of (a) excess inflation on materials, components, and freight costs, (b) non-cash expenses related to the impairment of assets associated with restructuring, (c) gains or losses on sales of property or business, and (d) acquisitions. Adjusted operating profit margin is calculated as adjusted operating profit divided by net sales. Adjusted cash flow is calculated as cash flow from operations, less capital expenditures, plus cash received on sale of property of business, plus or minus cash flow from foreign currency fluctuations, and excluding cash used for acquisitions.

Individual Performance

Performance of individual participants in the Annual Incentive Plan, including the named executive officers, is evaluated after the end of the fiscal year by (1) comparing actual performance to daily job responsibilities and pre-established individual objectives consistent with overall company objectives and (2) considering, on a qualitative basis, whether the individual’s performance reflects our corporate values and business philosophies, such as continuous improvement.

The individual objectives for Mr. Nagel were set with the approval of the Compensation Committee. The individual objectives for the other named executive officers were set after individual discussion with the chief executive officer. The individual objectives established for the named executive officers include objectives that are common across all executives, and objectives specific to each individual’s role at our company. For example, an individual objective common for all of the named executive officers included the further development and implementation of continuous improvement (or “Lean”) processes and culture within the Company. At the end of the fiscal year, each participant, including the named executive officers, is given an individual performance management process rating (a PMP Rating), which is translated to a PMP Payout Percentage.

The maximum PMP Payout Percentage that can be earned by participants in the plan is 133%. However, for Messrs. Nagel and Reece, the maximum PMP Payout Percentage that can be earned is 120% and that maximum percentage is assumed as being met for annual incentive award purposes prior to the application of negative discretion by the Compensation Committee. At the end of the fiscal year, the Compensation Committee or the Board, as applicable, selects the precise payout percentage within the range (or reduces the assumed percentage for Messrs. Nagel and Reece) based on factors such as level of responsibility and impact on our performance, with calibrations made across comparable positions to achieve consistency of the percentages selected.

The table below sets forth the PMP Ratings and the possible PMP Payout Percentages for all participants for fiscal 2009.

	Range of PMP Payout
	Percentage
PMP Rating	Minimum	Maximum

Exceptional	110%	133%*
Superior	90%	120%
Commendable	70%	110%
Fair	0%	70%
Unacceptable	0%	0%

*	For Messrs. Nagel and Reece, the maximum PMP Payout Percentage that can be earned is 120%.

Determination of Award

The level of financial performance is determined after the end of the fiscal year based on actual business results compared to the financial measures set at the beginning of the fiscal year. In addition, the chief executive officer reports to the Compensation Committee summarizing the individual performance goals and achievements of the named executive officers, including himself. The Compensation Committee considers his report in determining the awards. Under the plan, the amount of each actual annual incentive award, including the awards to the named executive officers, would be determined as follows:

Base Salary x (Annual Incentive Target % x Financial Performance Payout %) x PMP Payout %

The Annual Incentive Target Percentage, representing the percentage of base salary used in the determination of the award, is set by the Compensation Committee for each of the named executive officers. For fiscal 2009, they were as follows: Mr. Nagel—150%; Mr. Reece—65%; Mr. Black—60%; Mr. Quick—55%; Mr. Smith—35%; and Mr. Hartman—60%.

The Financial Performance Payout Percentage at target is 100% for most participants in the Annual Incentive Plan. For Messrs. Nagel and Reece, the Financial Performance Payout Percentage at target is 200%. The greater percentage is designed to facilitate the Compensation Committee’s application of negative discretion as it considers appropriate in accordance with the provisions of Section 162(m) of the Code.

For example, for Mr. Nagel the calculation for his annual incentive award, assuming that Company performance was at target and that he received an actual PMP Rating of “superior” equivalent to a PMP Payout Percentage of 120%, would be as follows:
$600,000 x (150% x 200%) x 120% = $2,160,000

The Compensation Committee then determines the final award by applying negative discretion as it considers appropriate in accordance with the requirements of Section 162(m) of the Code.

Fiscal 2009 Annual Incentive Award

The following table outlines the fiscal 2009 target performance measures and the weighting for each performance measure. In accordance with our philosophy, the performance measures at the target level were set at a level approximately equal to the 75th percentile of longer-term financial performance for public companies in the S&P 500 and S&P 600 indexes.

		Target Performance
	Weighting	Objective

Company Performance (1)
Adjusted diluted earnings per share	34%	$3.76
Adjusted consolidated operating profit margin	33%	13.4%
Adjusted cash flow (in millions)	33%	$167
Subsidiary Performance (2)
Adjusted operating profit (in millions)	34%	$300
Adjusted operating profit margin	33%	14.6%
Adjusted cash flow (in millions)	33%	$300

(1)	Under which the fiscal 2009 annual incentive awards would have been determined for Messrs. Nagel, Reece and Smith.

(2)	Under which the fiscal 2009 annual incentive awards would have been determined for Messrs. Black, Hartman and Quick.

Due to the challenging economic environment in fiscal 2009, the targeted performance measures under the plan were not met, and no awards were made under the plan.

Discretionary Cash Bonus

Although we did not satisfy performance targets under the Annual Incentive Plan, the Compensation Committee recognized that our associates produced solid results during the year and significantly advanced our strategic objectives during fiscal 2009. Based on the recommendation of our chief executive officer, in October 2009 the Committee approved the payment of discretionary bonuses to the approximately 600 eligible associates that participate in the plan, including two of the named executive officers, Messrs. Quick and Smith. Awards were generally made at 25% of the targeted level to the eligible associates. The Committee particularly noted the increased responsibilities of Messrs. Quick and Smith due to the streamlining of the company’s organizational structure in approving the discretionary awards. The Compensation Committee approved discretionary cash awards to Mr. Quick of $65,000 and to Mr. Smith of $45,000. In accordance with its compensation philosophy, none of Messrs. Nagel, Reece and Black received discretionary cash awards.

Mr. Hartman was no longer an employee of the Company at the time the Compensation Committee approved the discretionary awards. However, he was entitled to a cash award in accordance with his severance agreement.

As part of our overall pay-for-performance philosophy, we maintain an annual discretionary incentive plan covering all salaried associates who are not eligible to participate in the Annual Incentive Plan. The incentive plan is designed to reward growth and operating profit. While the performance measures under the incentive plan were not achieved, the Compensation Committee, based on management’s recommendation, approved a payout resulting in awards in the amount of approximately 2% of annual base compensation for all salaried associates not eligible to participate in the Annual Incentive Plan.

Long-Term Incentives

A substantial portion of the total direct compensation of our named executive officers is delivered in the form of long-term equity, including restricted stock and stock options. Equity incentive awards are generally granted on an annual basis and are allocated based on the achievement of Company-wide financial targets, subsidiary operating targets, if applicable, and individual performance ratings. Awards are made under the Amended and Restated Acuity Brands, Inc. Long-Term Incentive Plan (the “LTIP”), which was approved by stockholders at the January 2008 annual meeting.

The purpose of the LTIP is to enable executive officers and other eligible associates to accumulate capital through future managerial performance, which the Compensation Committee believes contributes to the future success of our Company. The LTIP creates a pool of equity available for annual grants to all eligible associates, including the named executive officers. In fiscal 2009, there were approximately 180 eligible participants in the LTIP. The Committee believes that awards under the LTIP promote a long-term focus on our profitability due to the multi-year vesting period under the plan.

At the beginning of each year, the Compensation Committee selects performance criteria, upon which awards under the LTIP are based, from the array of performance measures contained in the LTIP. Performance goals are set by the Compensation Committee.

Target awards are determined as a percentage of each executive officer’s salary. For most participants in the LTIP, achieving target Company financial performance yields an award of 100% of the target award for the participant, excluding any individual performance factor. For Messrs. Nagel and Reece, achieving target Company performance yields an award of 200% of the target award. The greater percentage for these named executive officers is designed to facilitate the Compensation Committee’s application of negative discretion as it considers appropriate in accordance with the provisions of Section 162(m) of the Code. The total long-term award payments to all eligible employees cannot exceed 8% of consolidated operating profit before expenses associated with the LTIP.

Final awards for each participant are determined by comparing actual Company performance against the established performance criteria for the year. Final awards also take into account each individual’s PMP Rating. Individual performance is evaluated in the same manner as under the Annual Incentive Plan, except that the payout factor is as follows:

PMP Rating	PMP Payout Percentage

Outstanding	Up to 150%
Above Standard	Up to 125%
Standard	Up to 100%
Below Standard	0%

The Compensation Committee selects the precise payout percentage within the range based on factors such as level of responsibility and impact on our performance with calibrations made across comparable positions to achieve consistency of the percentages selected.

The dollar amount of each actual LTIP award, including the named executive officers, is determined as follows:

Base Salary x (LTIP Target % x Financial Performance Payout %) x PMP Payout %

The Compensation Committee, in its discretion, taking into account the recommendations of the chief executive officer, may increase or decrease awards under the LTIP and may approve the payment of awards where performance would otherwise not meet the minimum criteria set for payment of awards. Although the Committee has rarely exercised this discretion, it did use its discretion to grant LTIP awards for fiscal 2009 as described below.

Each year, if an award is earned under the LTIP, the Compensation Committee determines the combination of restricted stock and stock options into which the final dollar denominated LTIP awards are converted to achieve the appropriate blend of (a) stockholder alignment, (b) compensation risk, (c) focus on long-term stock price appreciation, (d) executive retention, (e) cost effectiveness, and (f) efficient share utilization. Restricted stock generally vests over a four-year period. Dividends are paid on the restricted stock. Stock options have an exercise price equal to the closing price on the date of grant and generally vest over a three-year period.

Fiscal 2009 Awards

For fiscal 2009, the Compensation Committee determined that the performance criterion for LTIP awards was earnings per share. The target EPS was $3.75. The award formula payout percentage was 0% for threshold performance, 100% for target performance and 150% for maximum performance. For Messrs. Nagel and Reece, the award formula payout percentage was 0% for threshold performance, 200% for target performance and 300% for maximum performance. The payout percentage used in the award formula cannot exceed 150% (300% for Messrs. Nagel and Reece), even if actual performance exceeds the level of performance corresponding to the maximum payout percentage. The Compensation Committee was expected to apply negative discretion to the award for Messrs. Nagel and Reece.

The appropriate EPS target was derived from our long-term growth targets, which are in the upper quartile of financial performance for industrial companies and, therefore, differ from the operating plan targets for fiscal 2009. In setting the performance level for fiscal 2009, the Compensation Committee began with the financial performance for fiscal 2008. The target award required a 5% increase and the maximum award required a 19% increase over fiscal 2008 performance.

Due to the challenging economic environment in fiscal 2009, the targeted EPS performance was not met.

Discretionary LTIP Awards

Although we did not meet the EPS target under the LTIP, the Compensation Committee recognized that our associates contributed significantly during the year to advance our strategic objectives and to produce results during fiscal 2009, especially in light of the extremely challenging economic environment. Based on the recommendation of our chief executive officer (with respect to all eligible associates other than himself), in October 2009 the Committee approved the grant of discretionary LTIP awards to the approximately 180 eligible associates that participate in the LTIP, including the named executive officers. Awards were generally made at 50% of the targeted level to the eligible associates.

With respect to the named executive officers, the Compensation Committee determined the allocation between restricted stock and stock options. The LTIP awards to the named executive officers were weighted 66% to restricted stock and 33% to stock options. In determining the allocation of equity awards between restricted stock and stock options, the Compensation Committee considered the items (a) through (f) described above. The discretionary LTIP awards were granted on October 26, 2009. Because these awards were made after the end of fiscal 2009, in accordance with SEC rules, they are not reflected in the compensation tables that follow the Compensation Discussion and Analysis. However, the table below “Equity Grants Related to Fiscal 2009 Performance” includes the discretionary LTIP awards.

Special April 2009 Equity Grants

In April 2009, the Compensation Committee approved the grant of special equity awards to approximately 20 of our associates, including Messrs. Reece, Black and Smith, in recognition of their assumption of increased responsibilities as a result of our streamlining efforts. For Messrs. Reece and Black, the special equity awards were weighted 60% to restricted stock and 40% to stock options. For Mr. Smith, the special equity award was weighted 100% to restricted stock. In determining the allocation of equity awards between restricted stock and stock options, the Compensation Committee considered the items (a) through (f) described above. The special equity awards were granted on April 6, 2009. Because these awards were made during fiscal 2009, in accordance with SEC rules, they are reflected in the compensation tables that follow the Compensation Discussion and Analysis.

Equity Grants Related to Fiscal 2009 Performance

The following table provides details about the discretionary LTIP awards and the special equity awards granted to the named executive officers with respect to fiscal 2009 performance.

					Grant Date Fair
		Number of	Number of Shares		Value of Restricted
		Shares of	Underlying	Exercise Price of	Stock and Stock
Named Executive Officer	Type of Award	Restricted Stock	Stock Option	Stock Option	Option Award

Vernon J. Nagel	Discretionary LTIP Grant	39,800	59,600	$33.49	$2,000,000
Richard K. Reece	Discretionary LTIP Grant	13,950	20,850	$33.49	$700,000
	Special Equity Grant	9,000	18,000	$22.86	$341,000
Mark A. Black	Discretionary LTIP Grant	9,950	14,900	$33.49	$500,000
	Special Equity Grant	12,000	24,000	$22.86	$455,000
Jeremy M. Quick	Discretionary LTIP Grant	3,400	5,050	$33.49	$170,000
C. Dan Smith	Discretionary LTIP Grant	2,400	3,550	$33.49	$120,000
	Special Equity Grant	3,000	—	—	$69,000

Equity Award Grant Practices

Annual equity awards under the LTIP are approved by the Compensation Committee and the Board following the end of the fiscal year. The chief executive officer may make interim equity awards from a previously approved discretionary share pool on the first business day of each fiscal quarter based on prescribed criteria established by the Compensation Committee. We do not time the granting of equity awards to the disclosure of material information.

Executive Perquisites

Perquisites and other personal benefits comprised a minimal portion of our executive compensation program. The only perquisite or other personal benefit provided by us to executive officers in fiscal 2009 was a Company match on charitable contributions up to $5,000 for Messrs. Nagel and Reece and up to $2,500 for Messrs. Black, Smith, Quick and Hartman. In addition, Mr. Smith received a car allowance of $4,800 per year. Mr. Smith’s car allowance was eliminated effective November 1, 2009.

Retirement Benefits

We provide retirement benefits under a number of defined benefit retirement plans. As of December 31, 2002, we froze the pension benefits under certain plans for all participants. This means that, while participants retain the pension benefits already accrued, no additional pension benefits will accrue after the effective date of the freeze. However, executives formerly covered by the frozen pension plan are receiving a supplemental annual contribution under a deferred compensation plan, which is designed to replace benefits lost when the pension plan was frozen.

Effective January 1, 2003, we implemented the Acuity Brands, Inc. 2002 Supplemental Executive Retirement Plan (the “2002 SERP”) that provides a monthly benefit equal to 1.8% of average cash compensation (base salary and annual incentive payment, using the highest three consecutive years of remuneration out of the ten years preceding an executive’s retirement) multiplied by years of service as an executive officer (up to a maximum of 10 years) divided by 12. The monthly benefit multiplier increased to 1.8% of average base salary on January 1, 2009, and prior to such time was 1.6%. Benefits are generally payable for a 15-year period following retirement (as defined in the 2002 SERP.) Messrs. Nagel and Reece participated in the 2002 SERP in fiscal 2009.

We also maintain several deferred compensation plans which are described below under “Fiscal 2009 Nonqualified Deferred Compensation.” The plans are designed to provide eligible participants an opportunity to defer compensation on a tax efficient basis. Under certain plan provisions, we make contributions to participants’ accounts.

We maintain a defined contribution 401(k) plan that covers our employees and former employees. The 401(k) plan provides for employee pre-tax contributions and employer matching contributions.

Change in Control Agreements

We have change in control agreements with our named executive officers that provide for separation payments and benefits, consistent with common market practices among our peers, upon qualifying terminations of employment in connection with a change in control of our Company. The Board of Directors intends for the change in control agreements to provide the named executive officers some measure of security against the possibility of employment loss that may result following a change in control in order that they may devote their energies to meeting the business objectives and needs of our Company and our stockholders. For additional information on the change in control arrangements see “Potential Payments upon Termination —Change in Control Agreements” below.

Severance Agreements

To ensure that we are offering a competitive executive compensation program, we believe it is important to provide reasonable severance benefits to our named executive officers.

The severance agreements contain restrictive covenants with respect to confidentiality, non-solicitation, and non-competition, and are subject to the execution of a release. The severance agreements are effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party, in which case they will continue for two years after the notice of termination or for three years following a change in control. For additional information on the severance arrangements see “Potential Payments upon Termination —Severance Agreements” below.

Equity Ownership Requirements

Our executive officers are subject to a share ownership requirement. The requirements are intended to ensure that our executive officers maintain an equity interest in our Company at a level sufficient to assure our stockholders of their commitment to value creation, while addressing their individual needs for portfolio diversification. The share ownership requirement provides that, over a four-year period, the executive officers will attain ownership in our common stock valued at a multiple of their annual base salary as set forth in the following table.

Multiple of
Salary

Vernon J. Nagel	4X
Richard K. Reece	3X
Mark A. Black	2X
Jeremy M. Quick	2X
C. Dan Smith	1X

The ownership of each named executive officer that was our employee at the end of the fiscal year currently exceeds his requirement. For these purposes, ownership includes stock held directly, interests in restricted stock, restricted stock units, stock acquired through our employee stock purchase plan, and investments in our stock through our 401(k) plan. Stock options are not taken into consideration in meeting the ownership requirements.

Tax Deductibility Policy

Section 162(m) of the Code generally limits the tax deductibility of compensation of the chief executive officer and our three other executive officers (other than our chief executive officer and our chief financial officer) who are the highest paid and employed at year-end to $1 million per year unless the compensation qualifies as “performance-based” compensation. While we do not design compensation programs solely for tax purposes, we design plans to be tax efficient where possible. However, the Compensation Committee may exercise discretion in those instances when the mechanistic approaches under tax laws would compromise the interest of stockholders. While the Compensation Committee does not intend that an executive officer will earn such an amount, the program is designed to permit the Compensation Committee to reward outstanding performance while retaining the tax deductibility of the award. The Compensation Committee continues to have the ability to use negative discretion in calculating an appropriate award. In its decision to grant discretionary restricted stock and cash awards to certain named executive officers, the Compensation Committee considered that such awards would not be deductible.

Role of Executive Officers

As discussed above, the chief executive officer reports to the Compensation Committee on his evaluations of the senior executives, including the other named executive officers. He makes compensation recommendations for the other named executive officers with respect to base salary, merit increases and annual and long-term incentives, which are the basis of discussion with the Compensation Committee. The chief financial officer evaluates the financial implications of any proposed Compensation Committee action.

Meetings of the Compensation Committee are regularly attended by the chief executive officer and the corporate secretary. Frequently, the chief financial officer also attends meetings of the Committee.

EXECUTIVE COMPENSATION

Fiscal 2009 Summary Compensation Table

The following table presents compensation data for the named executive officers for fiscal 2009, 2008 and 2007, or for such shorter time period as the person has been a named executive officer.

							Change in
							Pension
							Value and
							Nonquali-
						Non-Equity	fied
						Incentive	Deferred	All
						Plan	Compen-	Other
				Stock	Option	Compen-	sation	Compen-
Name and Principal		Salary	Bonus	Awards	Awards	sation	Earnings	sation	Total
Position	Year	($)	($)(1)	($)(2)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Vernon J. Nagel	2009	$600,000	$-0-	$1,355,917	$1,375,002	$-0-	$919,041	$40,530	$4,290,490
Chairman, President and	2008	600,000	-0-	868,925	1,034,491	3,000,000	746,460	38,446	6,288,322
Chief Executive Officer	2007	600,000	-0-	477,469	1,088,336	2,740,000	403,430	36,796	5,346,031
Richard K. Reece	2009	409,000	-0-	691,422	276,593	-0-	211,296	8,652	1,596,963
Executive Vice President	2008	400,000	-0-	508,819	293,772	850,000	131,960	8,280	2,192,831
and Chief Financial Officer	2007	400,000	-0-	356,417	194,091	800,000	101,664	35,823	1,887,995
Mark A. Black(6)	2009	315,000	-0-	412,288	140,682	-0-	-0-	34,900	902,870
Executive Vice President, Acuity Brands Lighting, Inc.	2008	300,000	-0-	286,047	49,557	570,000	80	30,600	1,236,284
Jeremy M. Quick(6)	2009	317,500	65,000	350,299	99,546	-0-	-0-	43,748	876,093
Executive Vice President and Chief Financial Officer, Acuity Brands Lighting, Inc.	2008	310,000	-0-	255,971	96,123	525,000	965	45,044	1,233,103
C. Dan Smith(6)	2009	203,750	45,000	103,667	-0-	-0-	1,275	33,657	387,349
Vice President, Treasurer, and Secretary, Acuity Brands, Inc.
John T. Hartman(6)(7)	2009	157,059	76,248	41,940	11,102	-0-	-0-	395,911	682,260
Former Executive Vice President and Chief Commercial Officer, Acuity Brands Lighting, Inc.	2008	330,833	-0-	381,271	53,399	535,000	2,190	77,284	1,379,977

(1)	Represents discretionary cash bonuses paid to Messrs. Quick and Smith and cash amount paid to Mr. Hartman in connection with his severance agreement. For more information see “Compensation Discussion and Analysis—Elements of Compensation—Discretionary Cash Bonus”.

(2)	Represents the cost recognized for financial statement reporting purposes for restricted stock and option awards for fiscal 2009, 2008 and 2007 in accordance with SFAS No. 123(R) for awards granted in fiscal 2009 and prior years. Pursuant to SEC rules, these values are not reduced by an estimate for the probability of forfeiture. The assumptions used to value option awards granted in and prior to fiscal 2009 can be found in Note 7 to our consolidated financial statements included in the Form 10-K for the fiscal year ended August 31, 2009. Restricted stock awards are valued at the closing price on the New York Stock Exchange on the grant date.

(3)	Represents amounts earned under the Annual Incentive Plan for the applicable fiscal year. No amounts were earned under the plan for fiscal 2009. For information about the 2009 plan, see “Compensation Discussion and Analysis—Elements of Executive Compensation—Short-Term Incentives.”

(4)	For Messrs. Nagel and Reece, represents the fiscal 2009 increase in the actuarial present value of benefits at age 60 under the 2002 SERP. For Mr. Smith, represents the fiscal 2009 increase in the actuarial present value of his benefit at age 65 under Pension Plan C. In fiscal 2009, there were no above-market earnings for our deferred compensation plans. For more information about these plans, see “Pension Benefits in Fiscal 2009” and “Fiscal 2009 Nonqualified Deferred Compensation” below.

(5)	Amounts shown include our fiscal 2009 contributions to the deferred compensation plan of $31,710 for Mr. Nagel and $3,250 for Mr. Smith in replacement of benefits lost when a prior SERP and Pension Plan C were frozen. In addition, amounts shown for fiscal 2009 include our contributions to the deferred compensation plan of $26,200 for Mr. Black, $35,558 for Mr. Quick, $16,858 for Mr. Smith, and $70,933 for Mr. Hartman. See “Pension Benefits in Fiscal 2009” and “Fiscal 2009 Nonqualified Deferred Compensation” for additional information about the plans.

For Mr. Hartman, whose employment was terminated in fiscal 2009, the amount shown includes $203,775 in salary severance pay and an additional $118,000 cash payment related to benefits lost as a result of the termination of his employment. For more information, see “Potential Payments Upon Termination—Severance Paid to Mr. Hartman”.

Amounts shown also include fiscal 2009 Company contributions to 401(k) plans, each less than $10,000.

For Mr. Smith, the amount shown includes an auto allowance of $4,800. Perquisites for fiscal 2009 for the remaining named executive officers did not exceed $10,000 in the aggregate.

(6)	Messrs. Black, Quick and Hartman first became named executive officers in fiscal 2008, and Mr. Smith first became a named executive officer in fiscal 2009. Under SEC rules, we are not required to provide compensation information for these persons prior to the time they became named executive officers.

(7)	Mr. Hartman’s employment was terminated effective January 7, 2009.

Fiscal 2009 Grants of Plan-Based Awards

The following table provides information about equity and non-equity awards granted to the named executive officers during fiscal 2009.

								All Other	All Other		Grant
								Stock	Option		Date
								Awards:	Awards:		Fair Value
								Number	Number		of Stock
		Estimated Possible Payouts under			Estimated Possible Payouts under			of Shares	of Securities	Exercise or Base	and
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			of Stock	Underlying	Price of Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	($)	($)	($)	(#)(3)	(#)(4)	($/Sh)	($)(5)

Vernon J. Nagel		$-0-	$2,160,000	$4,000,000
					$-0-	$3,600,000	$8,100,000
	10/24/08								89,800	$31.96	$999,348
	10/24/08							62,600			2,000,696
Richard K. Reece		-0-	642,720	1,928,160
					-0-	1,112,400	2,502,900
	10/24/08								28,500	31.96	317,165
	10/24/08							19,800			632,808
	4/6/09								18,000	22.86	135,601
	4/6/09							9,000			205,740
Mark A. Black		-0-	230,400	766,080
					-0-	288,000	648,000
	10/24/08								17,950	31.96	199,758
	10/24/08							12,500			399,500
	4/6/09								24,000	22.86	180,802
	4/6/09							12,000			274,320
Jeremy M. Quick		-0-	211,200	702,240
					-0-	288,000	648,000
	10/24/08								14,950	31.96	166,373
	10/24/08							10,450			333,982
C. Dan Smith		-0-	71,750	286,283
					-0-	92,250	207,563
	10/24/08							3,750			119,850
	4/6/09							3,000			68,580
John T. Hartman		-0-	76,248	228,743
					-0-	-0-	-0-
	10/24/08								17,950	31.96	199,758
	10/24/08							12,500			399,500

(1)	These columns show the possible payout for each named executive officer under the fiscal 2009 Annual Incentive Plan if the threshold, target, or maximum goals were achieved. In setting these amounts, we expected that the Compensation Committee would exercise negative discretion in determining the final awards for Messrs. Nagel and Reece. No amounts were earned under the plan for fiscal 2009. See “Compensation

Discussion and Analysis—Elements of Compensation—Short-Term Incentives” for a description of the 2009 plan.

(2)	These columns show the potential value, in dollars, of the equity payout for each named executive officer under the fiscal 2009 LTIP if the threshold, target, or maximum goals were achieved. In setting these amounts, we expected that the Compensation Committee would exercise negative discretion in determining the final awards for Messrs. Nagel and Reece. Target and maximum awards assume a PMP Payout Percentage of 100% and 150%, respectively. No amounts were earned under the LTIP performance goals for fiscal 2009, although the Compensation Committee approved discretionary awards for the named executive officers. Because the discretionary grants were made after the end of the fiscal year, they do not appear in the table. See “Compensation Discussion and Analysis—Elements of Compensation—Long Term Incentives” for a description of the fiscal 2009 LTIP plan and the discretionary awards granted.

(3)	This column shows the number of restricted shares granted in fiscal 2009 to the named executive officers. The shares of restricted stock granted on October 24, 2008 were awarded based on achievement of performance goals under the fiscal 2008 LITP. The shares of restricted stock granted on April 6, 2009 were special equity awards in recognition of the person’s assumption of increased responsibilities as a result of our streamlining efforts. For information about the special equity awards, see “Compensation Discussion and Analysis—Elements of Compensation—Special April 2009 Equity Grants.” The grants vest ratably in four equal annual installments beginning one year from the grant date. Dividends are paid on the restricted shares at the same rate as for other outstanding shares.

(4)	This column shows the number of stock options granted in fiscal 2009 to the named executive officers. The stock options granted on October 24, 2008 were awarded based on achievement of performance goals under the fiscal 2008 LTIP. The stock options granted on April 6, 2009 were special equity granted in recognition of the person’s assumption of increased responsibilities as a result of our streamlining efforts. For information about the special equity awards, see “Compensation Discussion and Analysis—Elements of Compensation—Special April 2009 Equity Grants.” The options vest ratably in three equal annual installments beginning one year from the grant date.

(5)	This column shows the full grant date fair value of the restricted stock awards and the stock options under SFAS No. 123(R) granted to the named executive officers in fiscal 2009. The grant date fair value of restricted stock awards is calculated using the closing price of our common stock on the New York Stock Exchange on the grant date. The grant date fair value of the stock options is calculated at the time of the award using the Black-Scholes Model. The following variables were used for the October 24, 2008 and April 6, 2009 awards, respectively: 2.58% and 1.89% risk free rate, a term of 5 years, a dividend yield of 1.2% and 1.4%, and volatility of 40.3% and 40.1%.

Outstanding Equity Awards at Fiscal 2009 Year-End

The following table provides information on the holdings of stock options and restricted stock awards by the named executive officers at August 31, 2009. The table includes unexercised option awards and unvested restricted stock awards. Although the named executive officers were eligible to receive LTIP awards for fiscal 2009, subsequent to the end of the fiscal year the Compensation Committee determined that no awards were earned by satisfying the performance goals under the plan. However, the Compensation Committee granted discretionary equity awards to the named executive officers in recognition of their significant contributions during fiscal 2009. Because these awards were granted after the end of the fiscal year, they do not appear in the table. See “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentives.”

Each grant is shown separately for each named executive officer. The vesting schedule for each grant is shown following the table, based on the option or stock award grant date. The option exercise prices shown below are the closing market price of our common stock on the New York Stock Exchange on the grant date.

	Option Awards
		Number				Stock Awards
		of					Number	Market
		Securities	Number				of	Value
		Under-	of				Shares	of
		lying	Securities				or Units	Shares
		Unexer-	Underlying				of Stock	or Units
		cised	Unexercised				That	of Stock
		Options	Options	Option		Stock	Have	That
	Option	Exercis-	Unexercis-	Exercise	Option	Award	Not	Have Not
	Grant	able	able	Price	Expiration	Grant	Vested	Vested
Name	Date	(#)	(#)	($)	Date	Date	(#)	($)(1)

Vernon J. Nagel	4/2/03	48,405	–0–	$11.85	4/1/13
	12/18/03	83,005	–0–	19.58	12/17/13
	1/20/04	181,518	–0–	21.17	1/19/14
	1/20/04	181,518	–0–	25.62 *	1/19/14
	9/29/06	121,012	60,506	37.52	9/28/16
	11/2/07	24,900	49,800	40.29	11/1/17
	10/24/08	–0–	89,800	31.96	10/23/2018
						9/29/06	19,700	$632,567
						11/2/07	36,000	1,155,960
						10/24/08	62,600	2,010,086
						—
Richard K. Reece	12/1/05	60,506	–0–	26.44	11/30/15
	11/2/07	8,600	17,200	40.29	11/1/17
	10/24/08	–0–	28,500	31.96	10/23/18
	4/6/09	–0–	18,000	22.86	4/5/19
						12/1/05	6,250	200,688
						9/29/06	7,500	240,825
						11/2/07	12,375	397,361
						10/24/08	19,800	635,788
						4/6/09	9,000	288,990
						—
Mark A. Black	11/2/07	4,300	8,600	40.29	11/1/17
	10/24/08	–0–	17,950	31.96	10/23/18
	4/6/09	–0–	24,000	22.86	4/5/19
						9/1/06	10,000	321,100
						11/2/07	6,225	199,885
						10/24/08	12,500	401,375
						4/6/09	12,000	385,320
						—
Jeremy M. Quick	8/23/05	18,151	–0–	23.71	8/22/15
	11/2/07	3,767	7,533	40.29	11/1/17
	10/24/08	–0–	14,950	31.96	10/23/18
						12/1/05	450	14,450
						9/29/06	5,550	178,211
						11/2/07	5,475	175,802
						3/27/08	3,750	120,413
						10/24/08	10,450	335,550
						—

	Option Awards
		Number				Stock Awards
		of					Number	Market
		Securities	Number				of	Value
		Under-	of				Shares	of
		lying	Securities				or Units	Shares
		Unexer-	Underlying				of Stock	or Units
		cised	Unexercised				That	of Stock
		Options	Options	Option		Stock	Have	That
	Option	Exercis-	Unexercis-	Exercise	Option	Award	Not	Have Not
	Grant	able	able	Price	Expiration	Grant	Vested	Vested
Name	Date	(#)	(#)	($)	Date	Date	(#)	($)(1)

C. Dan Smith						12/1/05	250	8,028
						9/29/06	1,100	35,321
						11/2/07	2,400	77,064
						10/24/08	3,750	120,413
						4/6/09	3,000	96,330
						—
John T. Hartman	6/30/04	18,151	–0–	22.31	1/6/11
	11/2/07	4,634	–0–	40.29	1/6/11

*	The exercise price of Mr. Nagel’s option represents a 20% premium over the fair market value on the grant date.

(1)	The market value is calculated as the product of (a) $32.11 per share, the closing market price of our common stock on August 31, 2009, the last trading day of the fiscal year, multiplied by (b) the number of shares that have not vested.

Option Awards Vesting Schedule		Stock Awards Vesting Schedule
Grant		Grant
Date	Vesting Schedule	Date	Vesting Schedule

4/2/03	44% on grant date; 66% monthly thereafter	12/1/05	1/4 per year beginning one year from grant date
12/18/03	1/3 per year beginning one year from grant date	9/1/06	1/4 per year beginning one year from grant date
1/20/04	1/3 per year beginning one year from grant date	9/29/06	1/4 per year beginning one year from grant date
6/30/04	1/3 per year beginning one year from grant date	11/2/07	1/4 per year beginning one year from grant date
8/23/05	1/3 per year beginning one year from grant date	3/27/08	1/4 per year beginning one year from grant date
12/1/05	1/3 per year beginning one year from grant date	10/24/08	1/4 per year beginning one year from grant date
9/29/06	1/3 per year beginning one year from grant date	4/6/09	1/4 per year beginning one year from grant date
11/2/07	1/3 per year beginning one year from grant date
10/24/08	1/3 per year beginning one year from grant date
4/6/09	1/3 per year beginning one year from grant date

Option Exercises and Stock Vested in Fiscal 2009

The following table provides information for the named executive officers on the number of shares acquired upon the vesting of restricted stock awards and the value realized, each before payment of any applicable withholding tax and broker commissions. No stock options were exercised during fiscal 2009.

	Option Awards		Stock Awards
	Number of		Number
	Shares	Value	of Shares	Value
	Acquired on	Realized	Acquired	Realized
	Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)(1)

Vernon J. Nagel	–0–	–0–	21,850	$808,595
Richard K. Reece	–0–	–0–	14,125	450,023
Mark A. Black	–0–	–0–	7,075	290,092
Jeremy M. Quick	–0–	–0–	7,425	253,768
C. Dan Smith	–0–	–0–	2,283	79,655
John T. Hartman	–0–	–0–	7,075	255,790

(1)	The value realized is the closing market price on the day the stock awards vest, multiplied by the total number of shares vesting.

Pension Benefits in Fiscal 2009

The table below sets forth information on the supplemental retirement plan and pension benefits for named executive officers under the plans described below.

2002 Acuity Brands, Inc. Supplemental Executive Retirement Plan.  The 2002 Acuity Brands, Inc. Supplemental Executive Retirement Plan (the “2002 SERP”) is an unfunded, nonqualified retirement benefit plan that is offered to certain executive officers of the Company to provide retirement benefits above amounts available under the Company’s tax-qualified defined contribution plans. Messrs. Nagel and Reece participated in the 2002 SERP in fiscal 2009. Benefits payable under the SERP are paid for 180 months commencing on the executive’s normal retirement date, which is defined as retirement at age 60, in a monthly amount equal to 1.8% of the executive’s average annual compensation multiplied by the executive’s years of credited service and divided by 12. Average annual compensation is defined as the average of the executive’s salary and annual incentive payment for the three highest consecutive calendar years during the ten years preceding the executive’s retirement, death, or other termination of service. An executive is credited with one year of credited service for each plan year in which the executive serves as an executive officer of the Company on a full time basis. Total years of credited service cannot exceed ten years, although compensation earned after completing ten years of credited service may be counted for purposes of determining the executive’s average annual compensation and accrued benefit under the 2002 SERP. A reduced retirement benefit can commence between ages 55 and 60. We do not have a policy for granting extra years of credited service under the 2002 SERP, except in connection with a change in control as provided in an executive’s change in control agreement. Participants vest in their plan benefit after three years of credited service.

Former Acuity Brands, Inc. Pension Plan C.  The Acuity Brands, Inc. Pension Plan C (“Pension Plan C”) was a qualified defined benefit retirement plan under which additional accruals were frozen effective December 31, 2002, and the assets and liabilities of Pension Plan C were merged into the Pension Plan for Hourly Employees of Emergency Lighting Division of Acuity Lighting Group, Inc. Mr. Smith is the only named executive officer who was a participant in Pension Plan C in fiscal 2009. The accrued benefit under Pension Plan C is based on the executive’s final average compensation and credited service as of December 31, 2002. Final average compensation is defined as 1/12th of the average of the participant’s highest three consecutive years of compensation out of his last ten years of compensation. Compensation is determined by the participant’s calendar year earnings as shown in Box 1 of Form W-2, increased for earnings deferred into certain tax-qualified and nonqualified plans of Acuity Brands and decreased for certain other employer contributions or payments that might be included in Box 1 but are not considered as compensation under Pension Plan C. For participants becoming covered by Pension Plan C on or after January 1, 1994, the normal retirement benefit under Pension Plan C is calculated as years of credited service times the sum of 1/2% of final average compensation and 1/2% of final average compensation in excess of covered compensation. The normal form of benefit payment is a single life annuity with 120 payments guaranteed. The normal retirement age as defined in Pension Plan C is age 65. Participants vest in their plan benefit after five years of credited service.

Pension Benefits Table for Fiscal 2009

The amounts reported in the table below equal the present value of the accumulated benefit at August 31, 2009, the date used by our actuaries in determining fiscal year expense. The assumptions used to calculate the present value of the accumulated benefit are described in the footnotes to the table. Neither Mr. Black nor Mr. Quick were eligible to participate in the plans in fiscal 2009.

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)

Vernon J. Nagel (1)	2002 SERP	7.75	$2,571,163	$–0–
Richard K. Reece (1)	2002 SERP	3.75	513,597	–0–
Mark A. Black	N/A	N/A	N/A	N/A
Jeremy M. Quick	N/A	N/A	N/A	N/A
C. Dan Smith (2)	Pension Plan C	5.00	12,549	–0–

(1)	The accumulated benefit in the 2002 SERP is based on service and earnings (base salary and bonus, as described above) considered by the 2002 SERP for the period through August 31, 2009. The present value has been calculated assuming the benefit is payable commencing at age 60 and that the benefit is payable in 180 monthly payments as described above. The interest rate assumed in the calculation is 6.00%.

(2)	Mr. Smith’s accumulated benefit in Pension Plan C is based on service and earnings (as described above) considered by the plan for the period through December 31, 2002. The present value has been calculated assuming Mr. Smith’s benefit commences at age 65 and that the benefit is payable under the form of annuity described above. The interest rate assumed in the calculation is 6.00%. The post-retirement mortality assumption is based on the RP2000 mortality table with mortality improvements projected for 5 years and collar adjustments. At August 31, 2009, Mr. Smith is not eligible for an early retirement benefit under Pension Plan C.

Fiscal 2009 Nonqualified Deferred Compensation

The table below provides information on the nonqualified deferred compensation of the named executive officers in fiscal 2009 under the plans described below.

2005 Acuity Brands, Inc. Supplemental Deferred Savings Plan.  The 2005 Acuity Brands, Inc. Supplemental Deferred Savings Plan (the “2005 SDSP”) is an unfunded nonqualified plan under which key employees, including the certain named executive officers that are not eligible to participate in the 2002 SERP, are able to annually defer up to 50% of salary and annual incentive payment as cash units. The 2005 SDSP replaced the 2001 SDSP (described below) and is designed to comply with certain new tax law requirements, including Section 409A of the Internal Revenue Code (Section 409A).

Deferred cash units earn interest income on the daily outstanding balance in the account based on the prime rate. Interest is credited monthly and is compounded annually. Contributions made in or after 2005 may be paid in a lump sum or in 10 annual installments at the executive’s election. The executive may direct that his deferrals and related earnings be credited to up to three accounts to be distributed during his employment (in-service accounts) and to a retirement account. In-service accounts may be distributed in a lump sum or up to ten annual installments no earlier than two years following the last deferral to the account. The executive may change the form of distribution twice during the period up to one year prior to termination or retirement, with the new distribution being delayed at least an additional five years in accordance with Section 409A.

Except for the period during which an executive serves as an executive officer of Acuity Brands and is eligible for the 2002 SERP, as discussed above, beginning in 2009 an executive is eligible for a Company match of 50% (increased from 25% in 2008) of his deferrals up to a maximum of 5% of compensation (salary and annual incentive payment) and is eligible for a supplemental Company contribution of 3% of compensation. Executives vest in Company contributions, made prior to January 1, 2009, 50% upon attaining age 55 and completing at least five years of service, with vesting thereafter of an additional 10% each year up to 100% with 10 years of service and Company contributions made after December 31, 2008, 30% after three years of service and increasing by 10% per year thereafter. All Company contributions are contributed to the retirement account. Vested Company contributions are only eligible to be distributed at or following termination. Messrs. Nagel and Smith receive annual company contributions to the 2005 SDSP, which are immediately vested, in replacement of benefits lost when a prior SERP and Pension Plan C were frozen.

2001 Acuity Brands, Inc. Supplemental Deferred Savings Plan.  The 2001 Acuity Brands, Inc. Supplemental Deferred Savings Plan (the “2001 SDSP”) covers the same general group of eligible employees and operates in a similar manner to the 2005 SDSP, except that it encompasses executive and Company contributions that were vested as of December 31, 2004 and, therefore, are not subject to the provisions of Section 409A. Executive deferrals may be distributed in a lump sum or up to 10 annual installments beginning no sooner than five years following the calendar year of deferral. Company contributions are distributed at or following termination in a lump sum or installments at the employee’s election, which must be in place twenty-four months prior to termination. Messrs. Nagel and Smith received annual company contributions to the 2001 SDSP, which were immediately vested, in replacement of benefits lost when a prior SERP and Pension Plan C were frozen.

Nonqualified Deferred Compensation Benefits Table for Fiscal 2009

The table below provides information on the nonqualified deferred compensation of the named executive officers in fiscal 2009. Mr. Reece did not participate in the plans in fiscal 2009.

		Executive	Registrant	Aggregate		Aggregate
		Contributions	Contributions	Earnings	Aggregate	Balance at
		in	in	in	Withdrawals/	2009 Fiscal
		Fiscal 2009	Fiscal 2009	Fiscal 2009	Distributions	Year End
Name	Plan	($)(1)(2)	($)(2)(3)	($)(2)(4)	($)	($)

Vernon J. Nagel	2005 SDSP	$–0–	$31,710	$4,132	$–0–	$132,258
	2001 SDSP	–0–	–0–	2,374	–0–	68,816
Richard K. Reece	N/A	N/A	N/A	N/A	N/A	N/A
Mark A. Black	2005 SDSP	–0–	26,200	1,520	–0–	54,403
Jeremy M. Quick	2005 SDSP	51,458	35,558	10,499	–0–	338,808
C. Dan Smith	2005 SDSP	26,167	20,108	5,544	–0–	180,142
	2001 SDSP	–0–	–0–	243	–0–	7,052
John T. Hartman (5)	2005 SDSP	138,412	70,933	18,531	797,354	–0–
	2001 SDSP	–0–	–0–	559	37,221	–0–

(1)	Amounts shown in this column are also reported in the Fiscal 2009 Summary Compensation Table under salary (fiscal 2009 and 2008) and non-equity incentive plan compensation (fiscal 2008).

(2)	Executives’ contributions and related earnings are 100% vested. Company contributions and related earnings become vested in accordance with the terms of the plan or upon a change in control.

(3)	For Mr. Nagel and Mr. Smith, amounts shown in this column include contributions to the deferred compensation plan, which were immediately vested, in replacement of benefits lost when a prior SERP and Pension Plan C were frozen and are also reported as all other compensation” in the Fiscal 2009 Summary Compensation Table. For Messrs. Black, Quick, Smith and Hartman, the balance includes a supplemental company contribution equal to 3% of salary and bonus for the calendar year 2008. Messrs. Quick, Smith and Hartman also have a matching company contribution equal to 25% percent of personal deferrals into the plan in calendar year 2008 with a maximum match set at 5% of salary and bonus.

(4)	None of the earnings in fiscal 2009 were considered above-market earnings, as defined by the SEC.

(5)	Ending balance for Mr. Hartman was reduced by $236,367 related to forfeited registrant contributions as a result of his termination of employment.

Employment Arrangements

At the time we first hire an associate, we generally provide the associate with a letter outlining the effective date of his or her employment, the basic compensation arrangements for the associate’s at-will employment, any benefits to which the associate is entitled and whether the associate is entitled to participate in any severance or change in control benefits.

Pursuant to our current employment arrangements with Mr. Nagel, he receives an annual salary of $600,000 and is entitled to a target annual incentive opportunity as a percentage of base salary under the Annual Incentive Plan and a target long-term incentive opportunity as a percentage of base salary under the LTIP. He is entitled to participate in employee benefit plans and perquisites afforded to executives at his level, continued coverage in the 2002 SERP, participation in the 2005 SDSP, and coverage under the Company’s director and officer liability insurance. Mr. Nagel is a party to a severance agreement and a change in control agreement as described under “Potential Payments Upon Termination” below.

Pursuant to our current employment arrangements with Mr. Reece, he receives an annual salary of $412,000 effective November 1, 2009, and is entitled to a target annual incentive opportunity as a percentage of base salary under the Annual Incentive Plan and a target long-term incentive opportunity as a percentage of base salary under the LTIP. He is entitled to participate in employee benefit plans and perquisites afforded to executives at his level, continued coverage in the 2002 SERP, participation in the 2005 SDSP, and coverage under the Company’s director and officer liability insurance. Mr. Reece is a party to a severance agreement and a change in control agreement as described under “Potential Payments Upon Termination” below.

Pursuant to our current employment arrangements with Mr. Black, he receives an annual salary of $380,000 effective November 1, 2009, and is entitled to a target annual incentive opportunity as a percentage of base salary under the Annual Incentive Plan and a target long-term incentive opportunity as a percentage of base salary under the LTIP. He is entitled to participate in employee benefit plans and perquisites afforded to executives at his level, participation in the 2005 SDSP, and coverage under the Company’s director and officer liability insurance. Mr. Black is a party to a severance agreement and a change in control agreement as described under “Potential Payments Upon Termination” below.

Pursuant to our current employment arrangements with Mr. Quick, he receives an annual salary of $320,000 effective November 1, 2009, and is entitled to a target annual incentive opportunity as a percentage of base salary under the Annual Incentive Plan and a target long-term incentive opportunity as a percentage of base salary under the LTIP. He is entitled to participate in employee benefit plans and perquisites afforded to executives at his level and coverage under the Company’s director and officer liability insurance. Mr. Quick is a party to a severance agreement and a change in control agreement as described under “Potential Payments Upon Termination” below.

Pursuant to our current employment arrangements with Mr. Smith, he receives an annual salary of $225,000 effective November 1, 2009, and is entitled to a target annual incentive opportunity as a percentage of base salary under the Annual Incentive Plan and a target long-term incentive opportunity as a percentage of base salary under the LTIP. He is entitled to participate in employee benefit plans and perquisites afforded to executives at his level and coverage under the Company’s director and officer liability insurance. Mr. Smith is a party to a severance agreement and a change in control agreement as described under “Potential Payments Upon Termination” below.

Mr. Hartman is no longer an employee of the Company. His severance arrangements are described under “Potential Payments Upon Termination—Severance Paid to Mr. Hartman”.

Potential Payments upon Termination

We have entered into severance agreements and change in control agreements with our named executive officers. The terms of these agreements are described below.

Severance Agreements

The severance agreements for the named executive officers provide benefits to the executive in the event the executive’s employment is involuntarily terminated by us without cause.

Mr. Nagel’s agreement will also provide benefits if he terminates his employment at any time for good reason and Mr. Reece’s agreement will provide benefits if he terminates his employment for good reason after a change in control (as each such term is defined in the severance agreement).

Under the severance agreements, a good reason for termination by an executive of his employment with us means the occurrence of any of the following acts by us which has not been corrected within 30 days after written notice is given to us by the executive:

•	an adverse change in the executive’s title or position which represents a demotion;

•	requiring the executive to be based more than 50 miles from the primary workplace where the executive is currently based, subject to certain exceptions for ‘reasonable travel’ as per the specific agreements;

•	a reduction in base salary and target bonus opportunity (not the bonus actually earned) below the level in the employment letter for Mr. Nagel and below the level in effect immediately prior to the change in control for Mr. Reece, unless such reduction is consistent with reductions being made at the same time for other of our officers in comparable positions;

•	a material reduction in the aggregate benefits provided to the executive by us under employee benefits plans, except in connection with a reduction in benefits which is consistent with reductions being made at the same time for other of our officers in comparable positions;

•	an insolvency or bankruptcy filing by us; or

•	a material breach by us of the severance agreement.

Under the severance agreements, the involuntary termination of an executive by the Company for the following reasons constitutes a termination for cause:

•	termination is the result of an act or acts by the executive which have been found in an applicable court of law to constitute a felony (other than traffic-related offenses);

•	termination is the result of an act or acts by the executive which are in the good faith judgment of Acuity Brands to be in violation of law or of written policies of Acuity Brands and which result in material injury to Acuity Brands;

•	termination is the result of an act or acts of dishonesty by the executive resulting or intended to result directly or indirectly in gain or personal enrichment to the executive at the expense of Acuity Brands; or

•	the continued failure by the executive substantially to perform the duties reasonably assigned to him, after a demand in writing for substantial performance of such duties is delivered by Acuity Brands.

Severance agreements provide for the terms set forth in the table below as described below:

•	monthly severance payments for the severance period in an amount equal to the executive’s then current base salary rate;

•	continuation of health care and life insurance coverage for the severance period;

•	outplacement services not to exceed 10% of base salary;

•	the higher of (a) a performance-based award under the Annual Incentive Plan in the year of termination or (b) a cash payment based on a predefined percentage of base salary, both of which are calculated on a pro rata basis;

•	accelerated vesting of any performance-based restricted stock for which performance targets have been achieved; and

•	additional benefits, at the discretion of the Compensation Committee, including without limitation, additional retirement benefits and acceleration of long-term incentive awards, if the executive is terminated prior to age 65 and suffers a diminution of projected benefits.

The severance agreement for Mr. Nagel also provides for:

•	continued vesting during the severance period of unvested stock options;

•	exercisability of vested stock options and stock options that vest during the severance period for the shorter of the remaining exercise term or the length of the severance period;

•	accelerated vesting during the severance period of restricted stock that is not performance-based, on a monthly pro rata basis determined from the date of grant to the end of the severance period;

•	continued vesting during the severance period of performance-based restricted stock for which performance targets are achieved and vesting begins during the severance period; and

•	continued accrual during the severance period of credited service under the 2002 SERP.

The severance agreements for Messrs. Nagel and Reece also provide that Acuity Brands will pay reasonable legal fees and related expenses incurred by an executive who is successful to a significant extent in enforcing his rights under the severance agreements.

The severance agreements also contain restrictive covenants with respect to confidentiality, non-solicitation, and non-competition, and are subject to the execution of a release. The severance agreements are effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party, in which case they will continue for two years after the notice of termination or for three years following a change in control.

Change in Control Agreements

It is intended that change in control agreements will provide the named executive officers some measure of security against the possibility of employment loss that may result following a change in control of Acuity Brands in order that they may devote their energies to meeting the business objectives and needs of Acuity Brands and its stockholders.

The change in control agreements are effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party. However, the term of the change in control agreements will not expire during a threatened change in control period (as defined in the change in control agreements) or prior to the expiration of 24 months following a change in control. The change in control agreements provide two types of potential benefits to executives:

1.	Upon a change in control, all restrictions on any outstanding incentive awards will lapse and the awards will immediately become fully vested, all outstanding stock options will become fully vested and immediately exercisable, and we may be required to immediately purchase for cash, on demand, at the then per-share fair market value, any shares of unrestricted stock and shares purchased upon exercise of options.

2.	If the employment of the named executive officer is terminated within 24 months following a change in control or in certain other instances in connection with a change in control (a) by us other than for cause or disability or (b) by the officer for good reason (as each term is defined in the change in control agreement), the officer will be entitled to receive:

•	a pro rata bonus for the year of termination;

•	a lump sum cash payment equal to a multiple of the sum of his base salary and annual incentive payment (in each case at least equal to his base salary and bonus prior to a change in control), subject to certain adjustments;

•	continuation of life insurance, disability, medical, dental, and hospitalization benefits for the specified term; and

•	a cash payment representing additional months participation in our qualified or nonqualified deferred compensation plans (36 months for Mr. Nagel, 30 months for Mr. Reece and Mr. Black, 24 months for Mr. Quick, and 18 months for Mr. Smith).

The change in control agreements for Messrs. Nagel, Reece, and Black provide that Acuity Brands will make an additional “gross-up payment” to offset fully the effect of any excise tax imposed under Section 4999 of the Internal Revenue Code, on any payment made to a named executive officer arising out of or in connection with his employment. In addition, Acuity Brands will pay all legal fees and related expenses incurred by the officer arising out of any disputes related to his termination of employment or claims under the change in control agreement if, in general, the circumstances for which he has retained legal counsel occurred on or after a change in control.

A change in control includes:

•	the acquisition of 20% or more of the combined voting power of our then outstanding voting securities;

•	a change in more than one-third of the members of our Board of Directors who were either members as of the distribution date or were nominated or elected by a vote of two-thirds of those members or members so approved;

•	a merger or consolidation through which our stockholders no longer hold more than 60% of the combined voting power of our outstanding voting securities resulting from the merger or consolidation in substantially the same proportion as prior to the merger or consolidation; or

•	our complete liquidation or dissolution or the sale or other disposition of all or substantially all of our assets.

Under the change in control agreements, a termination for cause is a termination evidenced by a resolution adopted by two-thirds of the Board that the executive:

•	intentionally and continually failed to substantially perform his duties, which failure continued for a period of at least 30 days after a written notice of demand for substantial performance has been delivered to the executive specifying the manner in which the executive has failed to substantially perform; or

•	intentionally engaged in conduct which is demonstrably and materially injurious to us, monetarily or otherwise.

The executive will not be terminated for cause until he has received a copy of a written notice setting forth the misconduct described above and until he has been given an opportunity to be heard by the Board.

Under the change in control agreements, disability has the meaning ascribed to such term in our long-term disability plan or policy covering the executive, or in the absence of such plan or policy, a meaning consistent with Section 22(e)(3) of the Internal Revenue Code.

Under the change in control agreements, good reason means the occurrence of any of the following events or conditions in connection with a change in control:

•	any change in the executive’s status, title, position or responsibilities which, in the executive’s reasonable judgment, represents an adverse change from his status, title, position or responsibilities as in effect immediately prior; the assignment to the executive of any duties or responsibilities which, in the executive’s reasonable judgment, are inconsistent with his status, title, position or responsibilities; or any removal of the executive from or failure to reappoint or reelect him to any of such offices or positions, except in connection with the termination of his employment for disability, cause, as a result of his death or by the executive other than for good reason;

•	a reduction in the executive’s base salary or any failure to pay the executive any compensation or benefits to which he is entitled within five days of the date due;

•	a failure to increase the executive’s base salary at least annually at a percentage of base salary no less than the average percentage increases (other than increases resulting from the executive’s promotion) granted to the executive during the three full years ended prior to a change in control (or such lesser number of full years during which the executive was employed);

•	requiring the executive to be based more than 50 miles from the primary workplace where the executive is based immediately prior to the change in control except for reasonably required travel on business which is not greater than such travel requirements prior to the change in control;

•	the failure by us (1) to continue in effect any compensation or employee benefit plan in which the executive was participating immediately prior to the change in control or (2) to provide the executive with compensation and benefits, in the aggregate, at least equal to those provided for under each other compensation or employee benefit plan, program and practice as in effect immediately prior to the change in control;

•	the insolvency or the filing of a petition for bankruptcy by us;

•	the failure by us to obtain an agreement from a successor to assume and agree to perform the agreement; and

•	a purported termination of executive’s employment for cause that does not follow the procedures of the change in control agreement or other material breach of the agreement.

Other Possible Payouts upon Death, Disability and Retirement

The following describes possible payouts upon a named executive officer’s death, disability or retirement in accordance with the terms of the relevant plans.

Death/Disability

•	Stock options vest and are exercisable to the earlier of the expiration date or one year after event. Restricted shares vest immediately.

•	Company contributions in Deferred Compensation Plans including the 401(k) and SDSP vest and are payable upon death or total and permanent disability.

Retirement

•	Vested options are exercisable to the earlier of the expiration date or five years after retirement.

Potential Payments Upon Termination Table

The table below sets forth potential benefits that each named executive officer would be entitled to receive upon termination of employment in each termination situation. These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers, which would only be known at the time they become eligible for payment. The amounts shown in the table are the amounts that could be payable under existing plans and arrangements if the named executive officer’s employment had terminated at August 31, 2009. Values for the accelerated vesting of stock option and restricted stock grants are based on the closing price of our common stock of $32.11 on August 31, 2009.

The table does not include amounts that the executives would be entitled to receive that are already described in the compensation tables, including the value of equity awards that are already vested, amounts payable under defined benefit pension plans and amounts previously deferred into the deferred compensation plans.

The amounts paid to Mr. Hartman in connection with the termination of his employment are described below the table.

		Accelerated	Accelerated		Estimated
	Severance	Vesting of	Vesting of	Benefit	Tax
	Amount	Stock	Restricted	Continuation	Gross-Up
Name	($)(1)	Options ($)(2)	Stock ($)(2)	($) (3)(4)(5)	($)(6)	Total ($)

Vernon J. Nagel
Change-in-Control	7,540,000	13,470	3,798,616	1,635,544	—	12,987,630
Involuntary	2,100,000	8,980	2,408,252	1,460,676	NA	5,977,908
Voluntary (Good Reason)	2,100,000	8,980	2,408,252	1,460,676	NA	5,977,908
Voluntary/Retirement	NA	NA	NA	NA	NA	NA
For Cause	NA	NA	NA	NA	NA	NA
Death	NA	13,470	3,798,616	NA	NA	3,812,086
Disability	NA	13,470	3,798,616	NA	NA	3,812,086
Richard K. Reece
Change-in-Control	2,405,000	170,775	1,763,648	481,388	—	4,820,811
Involuntary	885,800	NA	NA	57,166	NA	942,966
Voluntary (Good Reason)	NA	NA	NA	NA	NA	NA
Voluntary/Retirement	NA	NA	NA	NA	NA	NA
For Cause	NA	NA	NA	NA	NA	NA
Death	NA	170,775	1,763,648	11,852	NA	1,946,275
Disability	NA	170,775	1,763,648	11,852	NA	1,946,275
Mark A. Black
Change-in-Control	1,641,667	224,692	1,307,680	145,936	—	3,319,975
Involuntary	672,000	NA	NA	44,140	NA	716,140
Voluntary (Good Reason)	NA	NA	NA	NA	NA	NA
Voluntary/Retirement	NA	NA	NA	NA	NA	NA
For Cause	NA	NA	NA	NA	NA	NA
Death	NA	224,692	1,307,680	64,799	NA	1,597.171
Disability	NA	224,692	1,307,680	64,799	NA	1,597,171
Jeremy M. Quick
Change-in-Control	1,396,667	2,242	824,425	215,191	NA	2,438,525
Involuntary	656,000	NA	NA	47,306	NA	703,306
Voluntary (Good Reason)	NA	NA	NA	NA	NA	NA
Voluntary/Retirement	NA	NA	NA	NA	NA	NA
For Cause	NA	NA	NA	NA	NA	NA
Death	NA	2,242	824,425	143,097	NA	969,764
Disability	NA	2,242	824,425	143,097	NA	969,764
C. Dan Smith
Change-in-Control	517,500	NA	337,158	156,963	NA	1,011,621
Involuntary	276,750	NA	NA	24,519	NA	301,269
Voluntary (Good Reason)	NA	NA	NA	NA	NA	NA
Voluntary/Retirement	NA	NA	NA	NA	NA	NA
For Cause	NA	NA	NA	NA	NA	NA
Death	NA	NA	337,158	115,179	NA	452,337
Disability	NA	NA	337,158	115,179	NA	452,337

(1)	For benefits related to a change-in-control, this represents a multiple of salary and the highest of current year bonus, prior year bonus, or average of bonus for last three years. For benefits related to a severance agreement, this represents salary for the severance period plus a cash payment based on a predefined percentage of base salary.

(2)	The value realized on unvested equity awards represents the difference between the fair market value of unvested awards at August 31, 2009, using Acuity Brands’ closing price of $32.11 on August 31, 2009 (less the exercise price of unvested options).

(3)	Includes payments in respect of continued health, welfare, retirement benefits, and deferred compensation benefits as outlined in change-in-control agreements including the present value of additional credited service or annual Company contributions in the referenced plans equal to the number of months associated with the multiple and unvested Company contributions in deferred compensation plans that vest upon a change in control, as follows:

	Health		Additional	Unvested
	and Welfare	Outplacement	Company	Company
Name	Benefits	Services	Contributions (CIC)	Contributions (CIC)

Vernon J. Nagel	$35,432	$—	$1,600,112	$—
Richard K. Reece	26,610	—	454,778	—
Mark A. Black	20,233	—	71,300	54,403
Jeremy M. Quick	20,409	—	59,540	135,242
C. Dan Smith	6,029	—	35,761	115,173

(4)	Includes payments in respect of continued health, welfare, retirement benefits, and deferred compensation benefits as outlined in severance agreements including the present value of additional credited service or annual Company contributions in the referenced plans equal to the number of months associated with the multiple, as follows:

			Additional
	Health		Company
	and Welfare	Outplacement	Contributions
Name	Benefits	Services	(Severance)

Vernon J. Nagel	$23,621	$60,000	$1,377,055
Richard K. Reece	15,966	41,200	—
Mark A. Black	12,140	32,000	—
Jeremy M. Quick	15,306	32,000	—
C. Dan Smith	4,019	20,500	—

(5)	Unvested company contributions to the 401(k) and SDSP become fully vested upon death or permanent disability.

(6)	An excise tax gross-up is only applicable to Messrs. Nagel, Reece, and Black in the event of a change in control. The excise tax gross-up is calculated assuming the excise tax rate of 20% of the excess of the value of the change in control payments over the executive’s average W-2 earnings for the last five calendar years. The excise tax gross-up is based on an assumed effective aggregate tax rate of 36% for the executive. The estimated tax gross-up payment has been calculated assuming no value is assigned to the non-compete and other restrictive covenants that may apply to the executive. Upon a change in control and termination of the executive’s employment, we expect to assign a portion of the amount paid to the executive as value for the restrictive covenants, which would decrease the total parachute payments and the amount of the excise tax gross-up. Based on these assumptions, no excise tax gross-up would have been payable at August 31, 2009.

Severance Paid to Mr. Hartman

Pursuant to the severance agreement with Mr. Hartman effective as of November 19, 2008, upon the termination of his employment by us on January 7, 2009 and execution of release of claims form, Mr. Hartman was entitled to receive certain payments and severance benefits, including base salary for 18 months ($540,000) and a pro-rata amount of his target award under the fiscal 2009 Annual Incentive Plan ($76,248). As permitted under the severance agreement, the Compensation Committee extended the vesting period related to Mr. Hartman’s vested options from 90 days to two years and agreed to pay an additional cash amount ($118,000) related to loss of other benefits. Mr. Hartman will continue to receive health care coverage and life insurance until the earlier of July 6, 2010 or the date on which he obtains other employment that provides health care and life insurance benefits.

Pursuant to the severance agreement and the terms of the pension and deferred compensation plans, Mr. Hartman received the vested balances under the 2001 SDSP and the 2005 SDSP.

EQUITY COMPENSATION PLANS

The following table provides information as of August 31, 2009 about equity awards under our equity compensation plans. The table does not include 1,077,020 shares available for purchase under the Employee Stock Purchase Plan.

Number of
Securities
	Number of			Remaining Available
	Securities to			for Future Issuance
	be Issued Upon		Weighted-Average	Under Equity
	Exercise of		Exercise Price	Compensation Plans
	Outstanding		of Outstanding	(Excluding those
	Options,		Options, Warrants	Currently
Plan Category	Warrants and Rights		and Rights	Outstanding)

Equity compensation plans approved by the security holders (1)	1,698,264	(2)	$24.69	3,211,763	(3)
Equity compensation plans not approved by the security holders	N/A		N/A	N/A

Total	1,698,264			3,211,763

(1)	Includes the Amended and Restated Acuity Brands, Inc. 2007 Long-Term Incentive Plan that was approved by our stockholders in January 2008 and the Nonemployee Directors’ Stock Option Plan that was approved by our sole stockholder in November 2001.

(2)	Includes 1,625,344 shares under the Long-Term Incentive Plan and 72,920 shares under the Nonemployee Directors’ Stock Option Plan as of August 31, 2009.

(3)	Includes 3,046,511 shares available for grant without further stockholder approval under the Long-Term Incentive Plan, and 165,252 shares available for grant under the Nonemployee Directors’ Stock Option Plan as of August 31, 2009. In connection with the 2007 change in our non-employee director compensation program, we will not make any further grants under the Nonemployee Directors’ Stock Option Plan.

OTHER MATTERS

We know of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will vote or act with respect to them in accordance with their best judgment.

NEXT ANNUAL MEETING—STOCKHOLDER PROPOSALS

If you wish to have a proposal considered for inclusion in our proxy solicitation materials in connection with the annual meeting of stockholders expected to be held in January 2011, the proposal must comply with the SEC’s proxy rules, be stated in writing, and be submitted on or before July 26, 2010, to us at our principal executive offices at 1170 Peachtree Street, NE, Suite 2400, Atlanta, Georgia 30309, Attention: Corporate Secretary. All such proposals should be sent by certified mail, return receipt requested.

Our By-Laws establish an advance notice procedure for stockholder proposals to be brought before any annual meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual meeting. Subject to any other applicable requirements, including, without limitation, Rule 14a-8 under the Exchange Act, nominations of persons for election to the Board and the proposal of business to be transacted by the stockholders may be made at an annual meeting of stockholders by any stockholder of record who was a stockholder of record at the time of the giving of notice for the annual meeting, who is entitled to vote at the meeting and who has complied with our notice procedures.

For nominations or other business to be properly brought before an annual meeting by a stockholder:

•	the stockholder must have given timely notice in writing to our Corporate Secretary;
•	such business must be a proper matter for stockholder action under Delaware Law;
•	if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided us with a stockholder notice (as described below), such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage our voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of our voting shares reasonably believed by such stockholder or beneficial holder to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the stockholder notice; and
•	if no stockholder notice relating to the proposal has been timely provided, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice.

To be timely, a stockholder’s notice must be delivered to our Corporate Secretary at our principal executive offices not less than 90 or more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (the “Meeting Anniversary”). However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made.

A stockholder’s notice must set forth:

•	as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act and such person’s written consent to serve as a director if elected, as well as any other information required by the SEC’s proxy rules in a contested election;
•	as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made;
•	as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

o	the name and address of such stockholder, as they appear on our books, and of such beneficial owner:
o	the class and number of shares of our common stock that are owned beneficially and of record by such stockholder and such beneficial owner, including any derivative positions of the stockholder;

o	information with respect to persons or entities affiliated with the stockholder and any arrangements between the affiliates and the stockholder; and
o	whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of our voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of our voting shares to elect such nominee or nominees (an affirmative statement of such intent).

In the event that the number of directors to be elected to the Board is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by us at least 100 days prior to the Meeting Anniversary, a stockholder’s notice required by our By-Laws also will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to our Corporate Secretary at the principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by us.

The preceding five paragraphs are intended to summarize the applicable provisions of our By-Laws. These summaries are qualified in their entirety by reference to those By-Laws, which are available on our website at www.acuitybrands.com under “Corporate Governance.”

By order of the Board of Directors,

C. DAN SMITH

Vice President, Treasurer and Secretary

APPENDIX A

EXCERPT FROM:

ACUITY BRANDS, INC.
BOARD OF DIRECTORS
CORPORATE GOVERNANCE GUIDELINES

The Mission of the Board of Directors

The Board of Directors (the “Board”) of Acuity Brands, Inc. (the “Company”) represents the stockholders’ interest in perpetuating and increasing the value of the business enterprise, including optimizing long-term financial returns. The Board is responsible for regularly monitoring the effectiveness of management’s policies and decisions, including the execution of the Company’s strategic plan, and assessing whether management is capably executing its duties.

In fulfilling the Board’s general responsibilities described above, the Board and its committees have complete authority to consult with outside counsel and to engage other professional advisors with respect to any issues relating to their activities. All reasonable expenses incurred by the Board or its committees in connection with any such consultation or engagement will be paid by the Company.

SELECTION OF THE BOARD

*********

6)	Mix of Management and Independent Directors

A majority of the members of the Board must be independent directors. The Board will annually determine whether each director has no material relationship with the Company and is thereby deemed to be independent, based on the following standards and such additional criteria as the Board considers appropriate at that time:

(a)	the director is not and was not during the preceding three years an employee of the Company (other than any past service as an interim Chairman of the Board or Chief Executive Officer) and no immediate family member of the director is or was an executive officer of the Company within the preceding three years;

(b)	neither the director nor an immediate family member of the director receives or received within any twelve-month period within the preceding three years more than $120,000 per year in direct compensation from the Company, other than: (i) director and committee fees and pension or other forms of deferred compensation for prior service (provided the deferred compensation was not contingent in any way on continued service); (ii) any compensation received by a director for former service as an interim Chairman of the Board or Chief Executive Officer; and (iii) any compensation received by an immediate family member for service as a non-executive employee of the Company.

(c)	(i) neither the director nor an immediate family member of the director is a current partner of a firm that is the Company’s internal or external auditor; (ii) the director is not a current employee of such a firm; (iii) the director does not have an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; and (iv) neither the director nor an immediate family member of the director was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit;

(d)	neither the director nor an immediate family member of the director is or was within the preceding three years employed as an executive officer of another company where any of the Company’s present executives currently serve or served within the preceding three years on that company’s compensation committee; and

A-1

(e)	the director is not an executive officer or an employee, and no immediate family member of the director is an executive officer, of a company that, within the preceding three fiscal years of that company, made payments to or received payments from the Company for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues.

For purposes of the foregoing standards, (a) “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home and (b) the “company” includes any parent or subsidiary in a consolidated group with the company.

*********

A-2

  PRINTED ON RECYCLED PAPER

Please mark your votes as indicated in this example	☒
THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR ALL” FOR ITEMS 1 and 2

	FOR ALL	WITHHOLD	FOR WITH EXCEPTIONS
1. Election of Three Directors	☐	☐	☐
Nominees:
01 — George C. Guynn (Term expiring at 2012 annual meeting)
02 — Vernon J. Nagel (Term expiring at 2012 annual meeting)
03 — Julia B. North (Term expiring at 2012 annual meeting)
(INSTRUCTIONS: To withhold authority to vote for any individual nominees(s), mark the “For With Exception(s)” box and write the number of the excepted nominee(s) in the space provided below.)
*Exception(s):

—

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm	☐	☐	☐
UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR ALL” FOR ITEM 1 AND FOR ITEM 2

Mark Here for Address Change or Comments SEE REVERSE	☐

Date                          Stockholder sign here                                                                      Co-Owner sign here
Please sign below, exactly as name or names appear on this proxy. When signing as attorney, executor, administrator, trustee, custodian, guardian, or corporate officer, give full title. If more than one trustee, all should sign.
  FOLD AND DETACH HERE
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of stockholders The Proxy Statement and the 2009 Annual Report to Stockholders are available at:
http://bnymellon.mobular.net/bnymellon/ayi

INTERNET
http://www.eproxy.com/ayi
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-580-9477
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

 36191

PROXY
ACUITY BRANDS, INC.
ANNUAL STOCKHOLDERS MEETING, JANUARY 8, 2010
PROXY SOLICITED BY THE BOARD OF DIRECTORS
     The undersigned does hereby appoint VERNON J. NAGEL, RICHARD K. REECE and C. DAN SMITH, and each of them, proxies of the undersigned with full power of substitution in each of them to vote at the Annual Meeting of Stockholders of the Company to be held on January 8, 2010 at 1:00 p.m., and at any and all adjournments and postponements thereof, with respect to all shares which the undersigned would be entitled to vote, and with all powers which the undersigned would possess if personally present, as follows on the reverse, and in their discretion upon all other matters brought before the meeting.
(Continued and to be marked, dated and signed, on the other side)
▲  FOLD AND DETACH HERE  ▲

BNY MELLON SHAREOWNER SERVICES
Address Change/Comments (Mark the corresponding box on the reverse side)	P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

ANNUAL MEETING DIRECTIONS AND PARKING INFORMATION
BALLROOM AT THE FOUR SEASONS HOTEL
75 Fourteenth Street NE, Atlanta, Georgia
1:00 p.m., January 8, 2010
Parking for stockholders attending the Annual meeting will be available at the hotel.
DIRECTIONS TO THE FOUR SEASONS HOTEL
From the Atlanta Airport (I-85/75 North): Take I-85/75 North to the 10th Street/14th Street exit (#250) and continue straight through the first traffic light. At the second traffic light, turn right onto 14th Street. Travel through 2 traffic lights. The hotel is on the right (between West Peachtree and Peachtree Streets).
From Northeast of Atlanta (I-85 South): Take I-85 South to the 17th Street/14th Street/10th Street exit (#250) and continue towards 14th Street. At the first traffic light, turn left onto 14th Street. Travel through three traffic lights. The hotel is on the right (between West Peachtree and Peachtree Streets).
From Northwest of Atlanta (I-75 South): Take I-75 South to the 17th Street/14th Street/10th Street exit (#250) and continue towards 14th Street. At the first traffic light, turn left onto 14th Street. Travel through three traffic lights. The hotel is on the right (between West Peachtree and Peachtree Streets).
From North of Atlanta (400 South): Take GA-400 South to the 17th Street/14th Street/10th Street exit (#250) and continue towards 14th Street. At the first traffic light, turn left onto 14th Street. Travel through three traffic lights. The hotel is on the right (between West Peachtree and Peachtree Streets).
From South of Atlanta (I-85/75 North): Take I-85/75 North to the 10th Street/14th Street exit (#250) and continue straight through the first traffic light. At the second traffic light, turn right onto 14th Street. Travel through 2 traffic lights. The hotel is on the right (between West Peachtree and Peachtree Streets).
From East or West of Atlanta (I-20): Take I-20 to I-85/75 North to the 10th Street/14th Street exit (#250) and continue straight through the first traffic light. At the second traffic light, turn right onto 14th Street. Travel through 2 traffic lights. The hotel is on the right (between West Peachtree and Peachtree Streets).
Via Arts Center MARTA transit station: When you exit the MARTA station at the Arts Center (N5), follow the signs to the West Peachtree Street exit. Turn left onto West Peachtree Street and walk against the traffic for one block to 14th Street. Turn left onto 14th Street. The hotel is on the right in the middle of the block.

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